CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
2.000% Notes due 2021	$1,034,550,000	$133,250.04

(1)	The U.S. dollar equivalent of the maximum aggregate offering price has been calculated using the exchange rate for October 25, 2013 of U.S.$1.3794 = EUR 1, as published by the Board of Governors of the Federal Reserve System in the H.10 Weekly Update for the week ended October 25, 2013.

(2)	The filing fee of $133,250.04 is calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Filed pursuant to Rule 424(b)(5)
Registration No. 333-177762

Prospectus Supplement to Prospectus dated November 4, 2011

€750,000,000 The Procter & Gamble Company 2.000% Notes due 2021

The notes will mature on November 5, 2021. Interest on the notes will accrue from November 5, 2013. The first interest payment date for the notes will be November 5, 2014. We may redeem some or all of the notes at any time at the redemption price described in this prospectus supplement. In addition, the notes will be redeemable if certain events occur involving United States taxation.

See “Risk Factors” beginning on page S-3 to read about important factors you should consider before buying the notes.

Application will be made for the notes to be listed on the New York Stock Exchange. The listing application will be subject to approval by the New York Stock Exchange. If such a listing is obtained, we have no obligation to maintain such listing and we may delist the notes at any time.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public offering price	99.452%	€745,890,000
Underwriting discount	0.338%	€2,535,000
Proceeds, before expenses, to us	99.114%	€743,355,000

The initial public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from November 5, 2013 and must be paid by the purchasers if the notes are delivered after November 5, 2013.

The underwriters expect to deliver the notes to investors in book-entry form only through the facilities of Clearstream, société anonyme, and Euroclear Bank S.A./N.V. as operator of the Euroclear System, on or about November 5, 2013.

Joint Book-Running Managers

Deutsche Bank	HSBC	Morgan Stanley

Senior Co-Managers

Citigroup	Goldman Sachs International	J.P. Morgan

Co-Managers

Barclays	BofA Merrill Lynch	Mitsubishi UFJ Securities
RBC Capital Markets		The Royal Bank of Scotland
Banco Bilbao Vizcaya Argentaria, S.A.		Credit Suisse
ING		Wells Fargo Securities

Prospectus Supplement dated October 29, 2013

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement contains the terms of this offering of notes. This prospectus supplement, or the information incorporated by reference in this prospectus supplement, may add to, update or change the information in the accompanying prospectus. If information in this prospectus supplement, or the information incorporated by reference in this prospectus supplement, is inconsistent with the accompanying prospectus, this prospectus supplement, or the information incorporated by reference in this prospectus supplement, will apply and will supersede that information in the accompanying prospectus.

It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents we have referred you to in “Incorporation of Documents by Reference” in this prospectus supplement.

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement or the accompanying prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement or the accompanying prospectus, nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus supplement or the accompanying prospectus, or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to the date of such information.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. This prospectus supplement and the accompanying prospectus do not constitute an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe to or purchase, any of the notes, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See “Underwriting.”

Unless otherwise specified, all references in this prospectus supplement to: (a) “Procter & Gamble,” “P&G,” “the Company,” “we,” “us,” and “our” are to The Procter & Gamble Company and its subsidiaries; (b) “fiscal” followed by a specific year are to our fiscal year ended or ending June 30 of that year; (c) “U.S. dollars,” “dollars,” “U.S. $” or “$” are to the currency of the United States of America; and (d) “euros” or “€” are to the single currency introduced in January 1999 pursuant to the Treaty establishing the European Community, as amended.

In connection with this issue and distribution of the notes, HSBC Bank plc (the “Stabilizing Manager”) (or persons acting on behalf of the Stabilizing Manager) for its own account and at its discretion may, as principal and not as agent for the Company, over-allot notes or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail. However, there is no assurance that the Stabilizing Manager (or persons acting on behalf of the Stabilizing Manager) will undertake stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the notes is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the notes and 60 days after the date of the allotment of the notes. Any stabilization action or over-allotment shall be conducted in accordance with all applicable laws and rules.

THE COMPANY

The Procter & Gamble Company was incorporated in Ohio in 1905, having been built from a business founded in 1837 by William Procter and James Gamble. Today, we manufacture and market a broad range of consumer products in many countries throughout the world. Our principal executive offices are located at One Procter & Gamble Plaza, Cincinnati, Ohio 45202, and our telephone number is (513) 983-1100.

In the United States, as of June 30, 2013, we owned and operated 32 manufacturing facilities. These facilities were located in 21 different states or territories. In addition, we owned and operated 102 manufacturing facilities in 40 other countries. Many of the domestic and international sites manufacture products for multiple businesses.

RISK FACTORS

We discuss our expectations regarding future performance, events and outcomes, such as our business outlook and objectives in this document, as well as in our annual report, quarterly reports, current reports on Form 8-K, press releases and other written and oral communications. All statements, except for historical and present factual information, are “forward-looking statements” and are based on financial data and business plans available only as of the time the statements are made, which may become out of date or incomplete. We assume no obligation to update any forward-looking statements as a result of new information, future events, or other factors. Forward-looking statements are inherently uncertain, and investors must recognize that events could significantly differ from our expectations.

The following discussion of “risk factors” identifies the most significant factors that may adversely affect our business, operations, financial position or future financial performance. This information should be read in conjunction with Management’s Discussion and Analysis and the consolidated financial statements and related notes included in our annual report, quarterly reports and current reports on Form 8-K which are incorporated by reference into this document. The following discussion of risks is not all inclusive but is designed to highlight what we believe are important factors to consider when evaluating our expectations. These factors could cause our future results to differ from those in the forward-looking statements and from historical trends.

A change in consumer demand for our products and/or lack of market growth could have a significant impact on our business.

We are a consumer products company and rely on continued global demand for our brands and products. To achieve business goals, we must develop and sell products that appeal to consumers. This is dependent on a number of factors including our ability to develop effective sales, advertising and marketing programs. We expect to achieve our financial targets, in part, by focusing on the most profitable businesses, biggest innovations and most important emerging markets. We also expect to achieve our financial targets, in part, by achieving disproportionate growth in developing regions. If demand for our products and/or market growth rates in either developed or developing markets falls substantially below expected levels or our market share declines significantly in these businesses, our volume, and consequently our results, could be negatively impacted. This could occur due to, among other things, unforeseen negative economic or political events, changes in consumer trends and habits or negative consumer responses to pricing actions.

The ability to achieve our business objectives is dependent on how well we can compete with our local and global competitors in new and existing markets and channels.

The consumer products industry is highly competitive. Across all of our categories, we compete against a wide variety of global and local competitors. As a result, there are ongoing competitive pressures in the environments in which we operate, as well as challenges in maintaining profit margins. This includes, among other things, increasing competition from mid- and lower-tier value products in both developed and developing markets. To address these challenges, we must be able to successfully respond to competitive factors, including pricing, promotional incentives and trade terms. In addition, the emergence of new sales channels may affect customer and consumer preferences, as well as market dynamics. Failure to effectively compete in these new channels could negatively impact results.

Our ability to meet our growth targets depends on successful product, marketing and operations innovation and our ability to successfully respond to competitive innovation.

Achieving our business results depends, in part, on the successful development, introduction and marketing of new products and improvements to our equipment and manufacturing processes. Successful innovation depends on our ability to correctly anticipate customer and consumer acceptance, to obtain and maintain necessary intellectual property protections and to avoid infringing the intellectual property rights of others. We must also be able to successfully respond to technological advances made by competitors and intellectual property rights granted to competitors. Failure to do so could compromise our competitive position and impact our results.

Our businesses face cost fluctuations and pressures that could affect our business results.

Our costs are subject to fluctuations, particularly due to changes in commodity prices, raw materials, labor costs, energy costs, pension and healthcare costs and foreign exchange and interest rates. Therefore, our success is dependent, in part, on our continued ability to manage these fluctuations through pricing actions, cost saving projects and sourcing decisions, while maintaining and improving margins and market share. In addition, our financial projections include cost savings described in our announced productivity plan. Failure to deliver these savings could adversely impact our results.

We face risks that are inherent in global manufacturing that could negatively impact our business results.

We need to maintain key manufacturing and supply arrangements, including any key sole supplier and sole manufacturing plant arrangements, to achieve our cost targets. While we have business continuity and contingency plans for key manufacturing sites and the supply of raw materials, it may be impracticable to have a sufficient alternative source, particularly when the input materials are in limited supply. In addition, our strategy for global growth includes increased presence in emerging markets. Some emerging markets have greater political volatility and greater vulnerability to infrastructure and labor disruptions than established markets. Any significant disruption of manufacturing, such as labor disputes, loss or impairment of key manufacturing sites, natural disasters, acts of war or terrorism, and other external factors over which we have no control, could interrupt product supply and, if not remedied, have an adverse impact on our business.

We face risks associated with having significant international operations.

We are a global company, with manufacturing operations in more than 40 countries, and a significant portion of our revenue is outside the U.S. Our international operations are subject to a number of risks, including, but not limited to:

•	compliance with U.S. laws affecting operations outside of the United States, such as the Foreign Corrupt Practices Act;

•	compliance with a variety of local regulations and laws;

•	changes in tax laws and the interpretation of those laws;

•	changes in exchange controls and other limits on our ability to repatriate earnings from overseas;

•	discriminatory or conflicting fiscal policies;

•	difficulties enforcing intellectual property and contractual rights in certain jurisdictions;

•	greater risk of uncollectible accounts and longer collection cycles;

•	effective and immediate implementation of control environment processes across our diverse operations and employee base; and

•	imposition of increased or new tariffs, quotas, trade barriers or similar restrictions on our sales outside the United States.

We have sizable businesses and maintain local currency cash balances in a number of foreign countries with exchange, import authorization or pricing controls, including, but not limited to, Venezuela,

Argentina, China, India and Egypt. Our results of operations and/or financial condition could be adversely impacted if we are unable to successfully manage these and other risks of international operations in an increasingly volatile environment.

Fluctuations in exchange rates may have an adverse impact on our business results or financial condition.

We hold assets and incur liabilities, earn revenues and pay expenses in a variety of currencies other than the U.S. dollar. Because our consolidated financial statements are presented in U.S. dollars, the financial statements of our subsidiaries outside the United States are translated into U.S. dollars. Our operations outside of the U.S. generate a significant portion of our net revenue. Fluctuations in exchange rates may therefore adversely impact our business results or financial condition. See also the Results of Operations and Cash Flow, Financial Condition and Liquidity sections of “Management’s Discussion and Analysis” and Note 5 to our Consolidated Financial Statements included in our Annual Report on Form 10-K which is incorporated by reference into this document.

We face risks related to changes in the global and political economic environment, including the global capital and credit markets.

Our business is impacted by global economic conditions, which continue to be volatile. Our products are sold in more than 180 countries and territories around the world. If the global economy experiences significant disruptions, our business could be negatively impacted by reduced demand for our products related to: a slow-down in the general economy; supplier, vendor or customer disruptions resulting from tighter credit markets; and/or temporary interruptions in our ability to conduct day-to-day transactions through our financial intermediaries involving the payment to or collection of funds from our customers, vendors and suppliers.

Our objective is to maintain credit ratings that provide us with ready access to global capital and credit markets. Any downgrade of our current credit ratings by a credit rating agency could increase our future borrowing costs and impair our ability to access capital and credit markets on terms commercially acceptable to us.

We could also be negatively impacted by political issue or crises in individual countries or regions, including sovereign risk related to a default by or deterioration in the credit worthiness of local governments. For example, we could be adversely impacted by continued instability in the banking and governmental sectors of certain countries in the European Union or the dynamics associated with the federal and state debt and budget challenges in the United States.

Consequently, our success will depend, in part, on our ability to manage continued global and/or economic uncertainty, especially in our significant geographies, as well as any political or economic disruption. These risks could negatively impact our overall liquidity and financing costs, as well as our ability to collect receipts due from governments, including refunds of value added taxes, and/ or create significant credit risks relative to our local customers and depository institutions.

If the reputation of the Company or one or more of our brands erodes significantly, it could have a material impact on our financial results.

The Company’s reputation is the foundation of our relationships with key stakeholders and other constituencies, such as customers and suppliers. In addition, many of our brands have worldwide recognition. This recognition is the result of the large investments we have made in our products over many years. The quality and safety of our products is critical to our business. Our Company also devotes significant time and resources to programs designed to protect and preserve our reputation, such as social responsibility and environmental sustainability. If we are unable to effectively manage real or perceived issues, including concerns about safety, quality, efficacy or similar matters, these issues could negatively impact sentiments toward the Company or our products, our ability to operate freely could be impaired and our financial results could suffer. Our financial success is directly dependent on the success of our brands and the success of these brands can suffer if our marketing plans or product initiatives do not have the desired impact on a brand’s image or its ability to attract consumers. Our results could also be negatively impacted if one of our brands suffers a substantial impediment to its reputation due to a significant product recall, product-related litigation, allegations of product tampering or the distribution and sale of counterfeit products. In addition, given the association of our individual products with the Company, an issue with one of our products could negatively affect the reputation of our other products, or the Company as a whole, thereby potentially hurting results.

Our ability to successfully manage ongoing organizational change could impact our business results.

We recently experienced a CEO transition, as well as other senior leadership changes, and we continue to execute a number of significant business and organizational changes, including acquisitions, divestitures and workforce optimization projects to support our growth strategies. We expect these types of changes, which may include many staffing adjustments as well as employee departures, to continue for the foreseeable future. Successfully managing these changes, including retention of particularly key employees, is critical to our business success. Further, ongoing business and organizational changes are likely to result in more reliance on third parties for various services and that reliance may increase reputational, operational and compliance risks, including the risk of corruption. We are generally a build-from-within company and our success is dependent on identifying, developing and retaining key employees to provide uninterrupted leadership and direction for our business. This includes developing organization capabilities in key growth markets where the depth of skilled or experienced employees may be limited and competition for these resources is intense. Finally, our financial targets assume a consistent level of productivity improvement. If we are unable to deliver expected productivity improvements, while continuing to invest in business growth, our financial results could be adversely impacted.

Our ability to successfully manage ongoing acquisition, joint venture, and divestiture activities could impact our business results.

As a company that manages a portfolio of consumer brands, our ongoing business model involves a certain level of acquisition, joint venture and divestiture activities. We must be able to successfully manage the impacts of these activities, while at the same time delivering against our business objectives. Specifically, our financial results could be adversely impacted if: 1) changes in the cash flows or other market-based assumptions cause the value of acquired assets to fall below book value, 2) we are unable to offset the dilutive impacts from the loss of revenue associated with divested brands, or 3) we are not able to deliver the expected cost and growth synergies associated with our acquisitions and joint ventures, which could also have an impact on goodwill and intangible assets. Additionally, joint ventures inherently involve a lesser degree of control over business operations, thereby potentially increasing the financial, legal, operational and/or compliance risks associated with each joint venture.

Our business is subject to changes in legislation, regulation and enforcement, and our ability to manage and resolve pending legal matters in the United States and abroad.

Changes in laws, regulations and related interpretations, including changes in accounting standards, taxation requirements and increased enforcement actions and penalties may alter the environment in which we do business. As a U.S. based multinational company we are subject to tax regulations in the United States and multiple foreign jurisdictions, some of which are interdependent. For example, certain income that is earned and taxed in countries outside the United States is not taxed in the United States, provided those earnings are indefinitely reinvested outside the United States. If these or other tax regulations should change, our financial results could be impacted.

In addition, our ability to manage regulatory, environmental, tax and legal matters (including, but not limited to, product liability, patent and other intellectual property matters) and to resolve pending legal matters without significant liability may materially impact our results of operations and financial position. Furthermore, if pending legal matters, including the competition law and antitrust investigations described in our Annual Report on Form 10-K, result in fines or costs in excess of the amounts accrued to date, that could materially impact our results of operations and financial position.

There are increasing calls in the United States from members of leadership in both major U.S. political parties for “comprehensive tax reform” which may significantly change the income tax rules that are applicable to U.S. domiciled corporations, such as P&G. It is very difficult to assess whether the overall effect of such potential legislation would be cumulatively positive or negative for our earnings and cash flows, but such changes could significantly impact our financial results.

A significant change in customer relationships or in customer demand for our products could have a significant impact on our business.

We sell most of our products via retail customers, which consist of mass merchandisers, grocery stores, membership club stores, drug stores, high-frequency stores, distributors and e-commerce retailers. Our success is dependent on our ability to successfully manage relationships with our retail trade customers. This includes our ability to offer trade terms that are acceptable to our customers and are aligned with our pricing and profitability targets. Our business could suffer if we cannot reach agreement with a key customer based on our trade terms and principles. Our business would be negatively impacted if a key customer were to significantly reduce the inventory level of our products or experience a significant business disruption.

Consolidation among our retail customers could also create significant cost and margin pressure and lead to more complexity across broader geographic boundaries for both us and our key retailers. This would be particularly challenging if major customers are addressing local trade pressures, local law and regulation changes or financial distress.

A failure of one or more key information technology systems, networks, processes, associated sites or service providers could have a material adverse impact on our business or reputation.

We rely extensively on information technology (IT) systems, networks and services, including internet sites, data hosting and processing facilities and tools and other hardware, software and technical applications and platforms, some of which are managed, hosted, provided and/or used by third-parties or their vendors, to assist in conducting our business. The various uses of these IT systems, networks, and services include, but are not limited to:

•	ordering and managing materials from suppliers;

•	converting materials to finished products;

•	shipping products to customers;

•	marketing and selling products to consumers;

•	collecting and storing customer, consumer, employee, investor and other stakeholder information and personal data;

•	processing transactions;

•	summarizing and reporting results of operations;

•	hosting, processing and sharing confidential and proprietary research, business plans and financial information;

•	complying with regulatory, legal or tax requirements;

•	providing data security; and

•	handling other processes necessary to manage our business.

Increased IT security threats and more sophisticated computer crime, including advanced persistent threats, pose a potential risk to the security of our IT systems, networks and services, as well as the confidentiality, availability and integrity of our data. If the IT systems, networks or service providers we rely upon fail to function properly, or if we suffer a loss or disclosure of business or stakeholder information, due to any number of causes, ranging from catastrophic events to power outages to security breaches, and our business continuity plans do not effectively address these failures on a timely basis, we may suffer interruptions in our ability to manage operations and reputational, competitive and/or business harm, which may adversely impact our results of operations and/or financial condition.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following summary consolidated financial information as of September 30, 2013 and for the three month periods ended September 30, 2013 and September 30, 2012 has been derived from our unaudited consolidated financial statements contained in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013. The summary consolidated information as of June 30, 2013 has been derived from our audited consolidated financial statements contained in our Current Report on Form 8-K filed on October 28, 2013. The results for the interim period ended September 30, 2013 are not necessarily indicative of the results for the full fiscal year.

	Three Months Ended September 30,
	2013	2012
	(Amounts in Millions Except Per Share Amounts)
NET SALES	$21,205	$20,739
Cost of products sold	10,810	10,350
Selling, general and administrative expense	6,244	6,438

OPERATING INCOME	4,151	3,951
Interest expense	165	172
Interest income	21	19
Other non-operating income	5	28

EARNINGS BEFORE INCOME TAXES	4,012	3,826
Income taxes	955	973

NET EARNINGS	3,057	2,853
Less: Net earnings attributable to noncontrolling interests	30	39

NET EARNINGS ATTRIBUTABLE TO PROCTER & GAMBLE	$3,027	$2,814

BASIC NET EARNINGS PER COMMON SHARE(1)
Basic net earnings per common share	$1.09	$1.00
Diluted net earnings per common share	$1.04	$0.96
Dividends per common share	$0.602	$0.562

DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	2,924.3	2,931.7

(1)	Basic net earnings per share and diluted net earnings per share are calculated on net earnings attributable to Procter & Gamble.

	As of	As of
	September 30, 2013	June 30, 2013
	(Amounts in Millions)
WORKING CAPITAL	$(6,895)	$(6,047)
TOTAL ASSETS	$141,125	$139,263
LONG-TERM DEBT	$18,480	$19,111
SHAREHOLDERS’ EQUITY	$68,816	$68,709

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated.

	Three Months Ended September 30,
	2013		2012
Ratio of earnings to fixed charges (1)	18.5	x	17.1	x

(1)	Earnings used to compute this ratio are earnings from operations before income taxes and before fixed charges (excluding interest capitalized during the period) and after eliminating undistributed earnings of equity method investees. Fixed charges consist of interest expense (including capitalized interest) and one-third of all rent expense (considered representative of the interest factor).

CAPITALIZATION

The following table sets forth our and our subsidiaries’ consolidated capitalization at September 30, 2013.

September 30, 2013
(in millions of dollars except per share amounts)
Debt:
Commercial paper and other borrowings due within one year (1)	$16,300
Long-term borrowings	18,480

Total Debt (2)	34,780

Shareholders’ Equity:
Convertible Class A preferred stock, stated value $1 per share; 600,000,000 shares authorized, 112,926,585 outstanding	1,128
Non-Voting Class B preferred stock, stated value $1 per share; 200,000,000 shares authorized, none outstanding	—
Common stock, stated value $1 per share; 10,000,000,000 shares authorized, 2,718,230,729 outstanding	4,009
Additional paid-in capital	63,638
Reserve for Employee Stock Ownership Plan debt retirement	(1,346)
Accumulated other comprehensive income (loss)	(6,731)
Treasury stock	(74,145)
Retained earnings	81,534
Noncontrolling interest	729
Total Shareholders’ Equity	68,816

Total Capitalization	$103,596

(1)	Includes $6.5 billion equivalent to current portion of long-term debt due within one year. We maintain credit facilities in support of our short-term commercial paper borrowings. At September 30, 2013 our credit lines with banks amounted to $11.0 billion and were undrawn.

(2)	Total debt includes $34.4 billion of The Procter & Gamble Company debt. The balance of debt is held by subsidiaries. In addition, total debt at September 30, 2013 does not include €750,000,000 of notes offered hereby.

DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes supplements the more general description of the debt securities contained in the accompanying prospectus. If there are any inconsistencies between the information in this section and the information in the prospectus, the information in this section controls.

Investors should read this section together with the section entitled “Description of Procter & Gamble Debt Securities” in the accompanying prospectus. Any capitalized terms that are defined in the accompanying prospectus have the same meanings in this section unless a different definition appears in this section. We qualify the description of the notes by reference to the indenture as described below.

General

The notes:

•	will be in an aggregate initial principal amount of €750,000,000, subject to our ability to issue additional notes which may be of the same series as the notes as described under “—Further Issues,”

•	will mature on November 5, 2021,

•	will bear interest at a rate of 2.000% per annum,

•	will be our senior debt, ranking equally with all of our other present and future unsecured and unsubordinated indebtedness,

•	will be issued as a separate series under the indenture between us and Deutsche Bank Trust Company Americas, dated as of September 3, 2009, in registered, book-entry form only,

•	will be issued in euros in denominations of €100,000 and integral multiples of €1,000 in excess thereof,

•	will be repaid at par at maturity,

•	will be redeemable by us at any time prior to maturity as described below under “—Optional Redemption” and in connection with certain events involving United States taxation,

•	will be subject to defeasance and covenant defeasance, and

•	will not be subject to any sinking fund.

The indenture and the notes do not limit the amount of indebtedness which may be incurred or the amount of securities which may be issued by us or our subsidiaries, and contain no financial or similar restrictions on us or our subsidiaries, except as described in the accompanying prospectus under the caption “Description of Procter & Gamble Debt Securities—Restrictive Covenants.”

Application will be made for the notes to be listed on the New York Stock Exchange. The listing application will be subject to approval by the New York Stock Exchange. If such a listing is obtained, we have no obligation to maintain such listing and we may delist the notes at any time.

Interest

We will pay interest on the notes annually on November 5 of each year, and on any maturity date (each, an “interest payment date”), commencing November 5, 2014 and ending on any maturity date, to the persons in whose names the notes are registered at the close of business on the Business Day immediately before the next interest payment date; provided, however, that interest payable on any maturity date shall be payable to the person to whom the principal of such notes shall be payable.

Interest payable on any interest payment date or maturity date shall be the amount of interest accrued from, and including, the immediately preceding interest payment date in respect of which interest has been paid or duly provided for (or from and including the original issue date, if no interest has been paid or duly provided for with respect to the notes) to, but excluding, such interest payment date or maturity date, as the case may be. If any interest payment date is not a Business Day at the relevant place of payment, we will pay interest on the next day that is a Business Day at such place of payment as if payment were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the immediately succeeding Business Day. If the maturity date or redemption date of the notes is not a Business Day at the relevant place of payment, we will pay interest, if any, and principal and premium, if any, on the next day that is a Business Day at such place of payment as if payment were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the immediately succeeding Business Day.

Where interest is to be calculated in respect of a period which is equal to or shorter than the relevant period for which interest is to be calculated (an “Interest Period”), it will be calculated on the basis of the actual number of days in the relevant period, from and including the date from which interest begins to accrue, to, but excluding, the date on which it falls due, divided by the number of days in the Interest Period in which the relevant period falls (including the first such day but excluding the last).

“Business Day” means any day that is not a Saturday or Sunday and that is not a day on which banking institutions are authorized or obligated by law or executive order to close in The City of New York or London and, for any place of payment outside of The City of New York or London, in such place of payment, and on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, operates.

The term “maturity,” when used with respect to a note, means the date on which the principal of such note or an installment of principal becomes due and payable as therein provided or as provided in the indenture, whether at the stated maturity or by declaration of acceleration, call for redemption, repayment or otherwise.

We will enter into an issuing and paying agency agreement in relation to the notes between us, Deutsche Bank Trust Company Americas, as trustee, Deutsche Bank AG, London, as principal paying agent, and the other paying agent named therein. Payment of principal of and interest on the notes will be made through the office of the principal paying agent in London. The terms “principal paying agent” and “paying agent” shall include any successors appointed from time to time in accordance with the provisions of the issuing and paying agency agreement, and any reference to an “agent” or “agents” shall mean any or all (as applicable) of such persons.

Optional Redemption

We will have the option to redeem the notes, in whole or in part, at our option at any time, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed, plus accrued interest on the notes to be redeemed to, but excluding, the date on which the notes are to be redeemed, or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed, not including any portion of these payments of interest accrued as of the date of which the notes are to be redeemed, discounted to the date on which the notes are to be redeemed on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate (as defined below), plus 12.5 basis points, plus accrued interest on the notes to be redeemed to, but excluding, the date on which the notes are to be redeemed.

“Comparable Government Bond Rate” means the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the notes to be redeemed, if they were to be purchased at such price on the third business day prior to the date fixed for redemption, would be equal to the gross redemption yield on such business day of the Comparable

Government Bond (as defined below) on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by an independent investment bank selected by us.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by us, a German government bond whose maturity is closest to the maturity of the notes to be redeemed, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by us, determine to be appropriate for determining the Comparable Government Bond Rate.

In the case of a partial redemption, selection of the notes for redemption will be made by such method as the trustee deems fair and appropriate. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed; provided that the unredeemed portion of the note shall be €100,000 in principal amount and €1,000 multiples above that amount. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender of the original note.

The notes are also subject to redemption if certain events occur involving United States taxation. See “—Tax Redemption.”

Additional Amounts

All payments of principal and interest in respect of the notes will be made free and clear of, and without deduction or withholding for or on account of any present or future taxes, duties, assessments or other governmental charges of whatsoever nature imposed, levied, collected, withheld or assessed by the United States or any political subdivision or taxing authority of or in the United States (collectively, “Taxes”), unless such withholding or deduction is required by law (see “Taxation—United States Federal Tax Considerations” below).

In the event such withholding or deduction of Taxes is required by law, subject to the limitations described below, we will pay to the holder or beneficial owner of any note that is not a United States holder (as defined under “Taxation—United States Federal Tax Considerations—United States Holders” below) such additional amounts (“Additional Amounts”) as may be necessary in order that every net payment by us or any paying agent of principal of or interest on the notes (including upon redemption), after deduction or withholding for or on account of such Taxes, will not be less than the amount provided for in such note to be then due and payable before deduction or withholding for or on account of such Taxes.

However, our obligation to pay Additional Amounts shall not apply to:

(a) any Taxes which would not have been so imposed but for:

(1) the existence of any present or former connection between such holder or beneficial owner (or between a fiduciary, settlor, beneficiary, member or shareholder or other equity owner of, or a person having a power over, such holder or beneficial owner, if such holder or beneficial owner is an estate, a trust, a limited liability company, a partnership, a corporation or other entity) and the United States, including, without limitation, such holder or beneficial owner (or such fiduciary, settlor, beneficiary, member, shareholder or other equity owner or person having such a power) being or having been a citizen or resident or treated as a resident of the United States or being or having been engaged in a trade or business in the United States or being or having been present in the United States or having or having had a permanent establishment in the United States;

(2) the failure of such holder or beneficial owner to comply with any requirement under United States tax laws and regulations to establish entitlement to a partial or complete exemption from such Taxes (including, but not limited to, the requirement to provide Internal Revenue Service Forms W-8BEN, Forms W-8ECI, or any subsequent versions thereof or successor thereto); or

(3) such holder’s or beneficial owner’s present or former status as a personal holding company or a foreign personal holding company with respect to the United States, as a controlled foreign corporation with respect to the United States, as a passive foreign investment company with respect to the United States, as a foreign tax exempt organization with respect to the United States or as a corporation which accumulates earnings to avoid United States federal income tax;

(b) any Taxes imposed by reason of the holder or beneficial owner:

(1) owning or having owned, directly or indirectly, actually or constructively, 10% or more of the total combined voting power of all classes of our stock,

(2) being a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code (as defined in “Taxation—United States Federal Tax Considerations” below), or

(3) being a controlled foreign corporation with respect to the United States that is related to us by stock ownership;

(c) any Taxes which would not have been so imposed but for the presentation by the holder or beneficial owner of such note for payment on a date more than 10 days after the date on which such payment became due and payable or the date on which payment of the note is duly provided for and notice is given to holders, whichever occurs later, except to the extent that the holder or beneficial owner would have been entitled to such additional amounts on presenting such note on any date during such 10-day period;

(d) any estate, inheritance, gift, sales, transfer, personal property, wealth, interest equalization or similar Taxes;

(e) any Taxes which are payable otherwise than by withholding from payment of principal of or interest on such note;

(f) any Taxes which are payable by a holder that is not the beneficial owner of the note, or a portion of the note, or that is a fiduciary, partnership, limited liability company or other similar entity, but only to the extent that a beneficial owner, a beneficiary or settlor with respect to such fiduciary or member of such partnership, limited liability company or similar entity would not have been entitled to the payment of an additional amount had such beneficial owner, settlor, beneficiary or member received directly its beneficial or distributive share of the payment;

(g) any Taxes required to be withheld by any paying agent from any payment of principal of or interest on any note, if such payment can be made without such withholding by any other paying agent;

(h) any Taxes required to be withheld or deducted where such withholding or deduction is imposed pursuant to European Council Directive 2003/48/EC on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such European Council Directive;

(i) any Taxes that would not have been imposed in respect of any notes or coupon if such note or coupon had been presented to another paying agent in a Member State of the European Union;

(j) any Taxes imposed under Sections 1471 through 1474 of the Internal Revenue Code (or any amended or successor provisions that are substantively comparable) and any current or future regulations or official interpretations thereof; or

(k) any combination of items (a), (b), (c), (d), (e), (f), (g), (h), (i) and (j).

For purposes of this section, the holding of or the receipt of any payment with respect to a note will not constitute a connection (1) between the holder or beneficial owner and the United States or (2) between a fiduciary, settlor, beneficiary, member or shareholder or other equity owner of, or a person having a power over, such holder or beneficial owner if such holder or beneficial owner is an estate, a trust, a limited liability company, a partnership, a corporation or other entity and the United States.

Any reference in this prospectus supplement and the prospectus, in the indenture or in the notes to principal or interest shall be deemed to refer also to Additional Amounts which may be payable under the provisions of this section.

We will pay all stamp and other duties, if any, which may be imposed by the United States or any political subdivision thereof or taxing authority therein with respect to the issuance of the notes.

Except as specifically provided in the notes, we will not be required to make any payment with respect to any tax, duty, assessment or other governmental charge imposed by any government or any political subdivision or taxing authority of or in the United States.

In addition, we undertake that, to the extent permitted by law, we will maintain a paying agent in a Member State of the European Union (if any) that will not require withholding or deduction of tax pursuant to European Council Directive 2003/48/EC on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such European Council Directive.

Tax Redemption

Unless previously redeemed or repurchased and canceled, the notes will be repayable at par, including Additional Amounts, if any, on November 5, 2021, or such earlier date on which the same shall be due and payable in accordance with the terms and conditions of the notes. However, if the maturity date of the notes is not a Business Day, the notes will be payable on the next succeeding Business Day and no interest shall accrue for the period from November 5, 2021 to such payment date.

The notes may be redeemed at our option, in whole but not in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, together with interest accrued and unpaid to the date fixed for redemption, at any time, on giving not less than 30 nor more than 60 days’ notice in accordance with “Notices” below if:

(a) we have or will become obligated to pay Additional Amounts as a result of any change in or amendment to the laws, regulations or rulings of the United States or any political subdivision or any taxing authority of or in the United States affecting taxation, or any change in or amendment to an official application, interpretation, administration or enforcement of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after October 29, 2013, or

(b) any action shall have been taken by a taxing authority, or any action has been brought in a court of competent jurisdiction, in the United States or any political subdivision or taxing authority of or in the United States, including any of those actions specified in (a) above, whether or not such action was taken or brought with respect to us, or any change, clarification, amendment, application or interpretation of such laws, regulations or rulings shall be officially proposed, in any such case on or after the date of this Prospectus Supplement, which results in a substantial likelihood that we will be required to pay Additional Amounts on the next interest payment date.

However, no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which we would be, in the case of a redemption for the reasons specified in (a) above, or there would be a substantial likelihood that we would be, in the case of a redemption for the reasons specified in (b) above, obligated to pay such Additional Amounts if a payment in respect of the notes were then due.

Prior to the publication of any notice of redemption pursuant to this section, we will deliver to the trustee:

(1) a certificate signed by one of our duly authorized officers stating that we are entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to our right so to redeem have occurred, and

(2) in the case of a redemption for the reasons specified in (a) or (b) above, a written opinion of independent legal counsel of recognized standing to the effect that we have or will become obligated to pay such Additional Amounts as a result of such change or amendment or that there is a substantial likelihood that we will be required to pay such Additional Amounts as a result of such action or proposed change, clarification, amendment, application or interpretation, as the case may be.

Such notice, once delivered by us to the trustee, will be irrevocable.

Prescription

Under New York’s statute of limitations, any legal action to enforce our payment obligations evidenced by the notes or the coupons must be commenced within six years after the payment thereof is due; thereafter our payment obligations will generally become unenforceable.

Further Issues

We may from time to time, without notice to or the consent of the registered holders of notes, create and issue further notes ranking equally with the notes in all respects (or in all respects other than the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes). Such further notes may be consolidated and form a single series with the notes and have the same terms as to status, redemption or otherwise as the notes.

Book-Entry System

We have obtained the information in this section concerning Clearstream Banking, société anonyme, Luxembourg (“Clearstream, Luxembourg”) and Euroclear Bank S.A./N.V. (“Euroclear”) and their book-entry systems and procedures from sources that we believe to be reliable. We take no responsibility for an accurate portrayal of this information. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of Clearstream, Luxembourg and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.

The notes will initially be represented by one or more fully registered global notes. Each such global note will be deposited with, or on behalf of, a common depositary, and registered in the name of the nominee of the common depositary for the accounts of Clearstream, Luxembourg and Euroclear. You may hold your interests in the global notes in Europe through Clearstream, Luxembourg or Euroclear, either as a participant in such systems or indirectly through organizations which are participants in such systems. Clearstream, Luxembourg and Euroclear will hold interests in the global notes on behalf of their respective participating organizations or customers through customers’ securities accounts in Clearstream, Luxembourg’s or Euroclear’s names on the books of their respective depositaries. Book-entry interests in the notes and all transfers relating to the notes will be reflected in the book-entry records of Clearstream, Luxembourg and Euroclear.

The distribution of the notes will be cleared through Clearstream, Luxembourg and Euroclear. Any secondary market trading of book-entry interests in the notes will take place through Clearstream, Luxembourg and Euroclear participants and will settle in same-day funds. Owners of book-entry interests in the notes will receive payments relating to their notes in euros.

Clearstream, Luxembourg and Euroclear have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates. Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market.

The policies of Clearstream, Luxembourg and Euroclear will govern payments, transfers, exchange and other matters relating to the investor’s interest in securities held by them. We have no responsibility for any aspect of the records kept by Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. We also do not supervise these systems in any way.

Clearstream, Luxembourg and Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform or continue to perform these procedures and may modify them or discontinue them at any time.

Except as provided below, owners of beneficial interests in the notes will not be entitled to have the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders of the notes under the indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each person owning a beneficial interest in a note must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of notes.

The description of the clearing systems in this section reflects our understanding of the rules and procedures of Clearstream, Luxembourg and Euroclear as they are currently in effect. These systems could change their rules and procedures at any time. We have obtained the information in this section concerning Clearstream, Luxembourg and Euroclear and their book-entry systems and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

Clearstream, Luxembourg

Clearstream, Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depository. Clearstream, Luxembourg holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thus eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in a number of countries.

Clearstream, Luxembourg customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Clearstream, Luxembourg customer either directly or indirectly.

The Euroclear System

Euroclear has advised us that the Euroclear System was created in 1968 to hold securities for participants in the Euroclear System and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thus eliminating the need for physical movement of certificates and risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in many currencies, including United States dollars. The Euroclear System provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries.

The Euroclear System is operated by Euroclear Bank SA/NV, under contract with Euroclear Clearance System, S.C., a Belgian cooperative corporation. The Euroclear Operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the cooperative. The cooperative establishes policy for the Euroclear System on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern:

•	transfers of securities and cash within the Euroclear System;

•	withdrawal of securities and cash from the Euroclear System; and

•	receipts of payments with respect to securities in the Euroclear System.

All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding securities through Euroclear participants.

Euroclear further advises that investors that acquire, hold and transfer interests in the notes by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the notes.

The Euroclear Operator advises that under Belgian law, investors that are credited with securities on the records of the Euroclear Operator have a co-property right in the fungible pool of interests in securities on deposit with the Euroclear Operator in an amount equal to the amount of interests in securities credited to their accounts. In the event of the insolvency of the Euroclear Operator, Euroclear participants would have a right under Belgian law to the return of the amount and type of interests in securities credited to their accounts with the Euroclear Operator. If the Euroclear Operator did not have a sufficient amount of interests in securities on deposit of a particular type to cover the claims of all Euroclear participants credited with such interests in securities on the Euroclear Operator’s records, all Euroclear participants having an amount of interests in securities of such type credited to their accounts with the Euroclear Operator would have the right under Belgian law to the return of their pro rata share of the amount of interest in securities actually on deposit.

Under Belgian law, the Euroclear Operator is required to pass on the benefits of ownership in any interests in securities on deposit with it, such as dividends, voting rights and other entitlements, to any person credited with such interests in securities on its records.

Clearance and Settlement Procedures

We understand that investors that hold their notes through Clearstream, Luxembourg or Euroclear accounts will follow the settlement procedures that are applicable to conventional eurobonds in registered form. Notes will be credited to the securities custody accounts of Clearstream, Luxembourg and Euroclear participants on the business day following the settlement date, for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

We understand that secondary market trading between Clearstream, Luxembourg and/or Euroclear participants will occur in the ordinary way following the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear. Secondary market trading will be settled using procedures applicable to conventional eurobonds in registered form.

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream, Luxembourg and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream, Luxembourg and Euroclear on the same business day as in the United States. U.S. investors who wish to transfer their interests in the notes, or to make or receive a payment or delivery of the notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream, Luxembourg or Euroclear is used.

Clearstream, Luxembourg or Euroclear will credit payments to the cash accounts of Clearstream, Luxembourg customers or Euroclear participants in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Clearstream, Luxembourg or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Clearstream, Luxembourg customer or Euroclear participant only in accordance with its relevant rules and procedures.

Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of Clearstream, Luxembourg and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

Same-Day Settlement and Payment

The underwriters will settle the notes in immediately available funds. We will make principal and interest payments on the notes in immediately available funds or the equivalent. Secondary market trading between Clearstream, Luxembourg customers and Euroclear participants will occur in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity (if any) in the notes.

Certificated Notes

We will issue notes to you or your nominees, in fully certificated registered form, only if (1) we advise the trustee in writing that the depositary is no longer willing or able to discharge its responsibilities properly, and the trustee or we are unable to locate a qualified successor within 90 days; (2) an event of default has occurred and is continuing under the indenture; or (3) we, at our option, elect to terminate the book-entry system. If any of the three above events occurs, the trustee will re-issue the notes in fully certificated registered form and will recognize the registered holders of the certificated notes as holders under the indenture.

Unless and until we issue the notes in fully certificated, registered form, (1) you will not be entitled to receive a certificate representing your interest in the notes; (2) all references in this prospectus supplement or in the accompanying prospectus to actions by holders will refer to actions taken by the depositary upon instructions from their direct participants; and (3) all references in this prospectus supplement or the accompanying prospectus to payments and notices to holders will refer to payments and notices to the depositary, as the registered holder of the notes, for distribution to you in accordance with its policies and procedures.

Notices

The trustee will mail notices by first class mail, postage prepaid, to each registered holder’s last known address as it appears in the security register that the trustee maintains. The trustee will only mail these notices to the registered holder of the notes, unless we reissue the notes to you or your nominees in fully certificated form.

Registrar

Deutsche Bank Luxembourg, SA has been appointed registrar. We may at any time vary or terminate the appointment of the registrar or any paying agent or approve any change in the office through which they act, provided that there shall at all times be a registrar, and provided further that so long as the notes are listed on any stock exchange (and the rules of such stock exchange so require), we will maintain a paying agent with offices in the city in which such stock exchange is located.

Governing Law

The indenture and the notes for all purposes shall be governed by and construed in accordance with the laws of the State of New York.

TAXATION

United States Federal Tax Considerations

The following summary describes the material United States federal income tax consequences and, in the case of a holder that is a non-U.S. holder (as defined below), the United States federal estate tax consequences, of purchasing, owning and disposing of notes. This summary applies to you only if you are a beneficial owner of the notes and you acquire the notes in this offering for a price equal to the issue price of the notes. The issue price of the notes is the first price at which a substantial amount of the notes is sold other than to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers.

This summary deals only with notes held as capital assets (generally, investment property) and does not deal with special tax situations such as:

•	dealers in securities or currencies;

•	traders in securities;

•	United States holders (as defined below) whose functional currency is not the United States dollar;

•	persons holding notes as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security;

•	persons subject to the alternative minimum tax;

•	persons subject to the unearned income Medicare contribution;

•	certain United States expatriates;

•	financial institutions;

•	insurance companies;

•	controlled foreign corporations, passive foreign investment companies and regulated investment companies and shareholders of such corporations;

•	entities that are tax-exempt for United States federal income tax purposes and retirement plans, individual retirement accounts and tax-deferred accounts;

•	pass-through entities, including partnerships and entities and arrangements classified as partnerships for United States federal tax purposes, and beneficial owners of pass-through entities; and

•	persons that acquire the notes for a price other than their issue price.

If you are a partnership (or an entity or arrangement classified as a partnership for United States federal tax purposes) holding notes or a partner in such a partnership, the United States federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership, and you should consult your own tax advisor regarding the United States federal income and estate tax consequences of purchasing, owning and disposing of the notes.

This summary does not discuss all of the aspects of United States federal income and estate taxation which may be relevant to you in light of your particular investment or other circumstances. In addition, this summary does not discuss any United States state or local income or foreign income or other tax consequences. This summary is based on United States federal income and estate tax law, including the provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this prospectus supplement. Subsequent developments in United States federal income and estate tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the United States federal income and estate tax consequences of purchasing, owning and disposing of notes as set forth in this summary. Before you purchase notes, you should consult your own tax advisor regarding the particular United States federal, state and local and foreign income and other tax consequences of acquiring, owning and disposing of the notes that may be applicable to you.

United States Holders

The following summary applies to you only if you are a United States holder (as defined below).

Definition of a United States Holder

A “United States holder” is a beneficial owner of notes that for United States federal income tax purposes is:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity classified as a corporation for these purposes) created or organized in or under the laws of the United States, any State thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of the source of that income; or

•	a trust, if (1) a United States court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of the Internal Revenue Code) has the authority to control all of the trust’s substantial decisions, or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a “United States person.”

Payments of Interest

Interest on your notes will be taxed as ordinary interest income. In addition:

•	if you use the cash method of accounting for United States federal income tax purposes, you will have to include the interest on your notes in your gross income at the time you receive the interest; and

•	if you use the accrual method of accounting for United States federal income tax purposes, you will have to include the interest on your notes in your gross income at the time the interest accrues.

See “United States Federal Tax Considerations—United States Holders—Foreign Currency Considerations” below for additional consequences related to the notes being denominated in euro.

Sale, Redemption or Other Disposition of Notes

Your tax basis in your notes generally will be their cost (determined in United States dollars). You generally will recognize taxable gain or loss when you sell or otherwise dispose of your notes equal to the difference, if any, between:

•	the amount realized (determined in United States dollars) on the sale or other disposition (less any amount attributable to accrued interest, which will be taxable as ordinary interest income to the extent not previously included in gross income, in the manner described under “United States Federal Tax Considerations—United States Holders—Payments of Interest”); and

•	your tax basis in the notes.

Except as described below with respect to foreign currency exchange gain or loss, your gain or loss generally will be capital gain or loss. Such capital gain or loss will be long-term capital gain or loss if at the time of the sale or other disposition, you have held the notes for more than one year. If you are a non-corporate United States holder, your long-term capital gain generally will be subject to a preferential rate of taxation. Subject to limited exceptions, your capital losses cannot be used to offset your ordinary income.

See “United States Federal Tax Considerations—United States Holders—Foreign Currency Considerations” below for additional consequences related to the notes being denominated in euro.

Medicare Tax on Investment Income

A tax of 3.8% will be imposed on the amount of “net investment income,” in the case of an individual, or undistributed “net investment income,” in the case of an estate or trust (other than a charitable trust), which exceeds certain threshold amounts. “Net investment income” as defined for United States federal Medicare contribution purposes generally includes interest payments and gain recognized from the sale or other disposition of the notes. Qualified pension trusts, which are not subject to income taxes generally, and non-U.S. individuals will not be subject to this tax. You should consult your own tax advisor regarding the effect, if any, of this tax on your ownership and disposition of the notes.

Backup Withholding

In general, “backup withholding” may apply:

•	to any payments made to you of principal of and interest on your note, and

•	to payment of the proceeds of a sale or other disposition of your note before maturity,

if you are a non-corporate United States holder and you fail to provide a correct taxpayer identification number or otherwise comply with applicable requirements of the backup withholding rules.

The backup withholding tax is not an additional tax and may be credited against your United States federal income tax liability, provided that correct information is timely provided to the Internal Revenue Service.

Foreign Currency Considerations

Payments of Interest in Euro

If you use the cash method of accounting for United States federal income tax purposes, you will be required to include in your gross income the United States dollar value of the euro interest payment on the date you receive it (based on the United States dollar spot rate for euro on that date), regardless of whether you in fact convert the payment to United States dollars at that time. You will not recognize foreign currency gain or loss with respect to receipt of such payments.

If you use the accrual method of accounting for United States federal income tax purposes, you will be required to include in your gross income the United States dollar value of the euro amount of interest income that accrues during an accrual period. The United States dollar value of the euro amount of accrued interest income is determined by translating that income at the average United States dollar exchange rate for euro in effect during the accrual period or, if the accrual period spans two taxable years, the partial period within the taxable year. You may elect, however, to translate your accrued interest income using the United States dollar spot rate for euro on the last day of the accrual period or, if the accrual period spans two taxable years, on the last day of the taxable year. If the last day of an accrual period is within five business days of the date you receive the accrued interest, you are permitted to translate the accrued interest using the United States dollar spot rate on the date of receipt. That election must be applied consistently to all debt instruments you hold from year to year and may not be changed without the consent of the Internal Revenue Service. Prior to making that election, you should consult your own tax advisor.

If you use the accrual method of accounting for United States federal income tax purposes, you may recognize foreign currency gain or loss, which generally will be taxable as ordinary income or loss, with respect to accrued interest income on the date you receive the payment of that income. The amount of foreign currency gain or loss you recognize will be the difference, if any, between the United States dollar value of the payment in euro that you receive in respect of the accrued interest (based on the United

States dollar spot rate for euro on the date you receive the payment) and the amount of income you included in respect of that accrued interest (determined as described in the preceding paragraph).

If you receive a payment of interest in United States dollars as a result of a currency conversion, then the United States dollar amount so received might not be the same as the United States dollar amount required to be recognized as interest income under the rules described above.

Exchange or Purchase of Euro

Euro received as interest on a note or on a sale or other disposition of a note generally will have a tax basis equal to its United States dollar value at the spot rate on the date you receive the euro. If you purchase euro, its tax basis will generally be its United States dollar value at the spot rate on the date of purchase. Any gain or loss recognized on a sale or other disposition of euro (including its use to purchase notes or upon exchange for United States dollars) generally will be taxable as ordinary income or loss.

Foreign Currency Gain or Loss on Sale or Other Disposition

If you receive euro on the sale, retirement or other disposition of your note, the United States dollar amount realized generally will be based on the United States dollar spot rate for euro on the date of the sale, retirement or other disposition. However, if the notes are traded on an established securities market and you are a cash basis United States holder or an electing accrual basis United States holder, you will determine the United States dollar amount realized by translating the euro received at the United States dollar spot rate for euro on the settlement date of the sale, retirement or other disposition. If you are an accrual basis United States holder and you make this election, the election must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the Internal Revenue Service. If you are an accrual basis United States holder and you do not make this election, you will determine the United States dollar equivalent of the amount realized by translating that amount at the United States dollar spot rate for euro on the date of the sale, retirement or other disposition and generally will recognize foreign currency gain or loss (generally treated as ordinary income or loss) equal to the difference, if any, between the United States dollar equivalent of the amount realized based on the spot rates in effect on the date of disposition and the settlement date.

Your initial tax basis in a note generally will be your cost of the note, which, in the case of a United States that purchases a note with euro, will be the United States dollar value of the amount of euro paid for such note at the United States dollar spot rate for euro on the date of purchase. However, if the notes are traded on an established securities market, and you are a cash basis United States holder or an electing accrual basis United States holder, you will determine the United States dollar amount of the euro purchase price by translating the euro paid at the United States dollar spot rate for euro on the settlement date of the purchase. As described above, if you are an accrual basis United States holder and you make this election, the election must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the Internal Revenue Service. If you are an accrual basis United States holder and you do not make this election, you will determine the United States dollar equivalent of the purchase price by translating that amount at the spot rate on the date of the purchase and generally will recognize foreign currency gain or loss (generally treated as ordinary income or loss) equal to the difference, if any, between the United States dollar equivalent of the purchase price based on the spot rates in effect on the date of purchase and the settlement date.

You will recognize foreign currency gain or loss attributable to the movement in exchange rates between the time of purchase and the time of disposition, including the sale, exchange, retirement or other disposition, of the note. Gain or loss attributable to the movement of exchange rates will equal the difference between (1) the United States dollar value of the euro principal amount of the note, determined as of the date the note is disposed of based on the United States dollar spot rate for euro in effect on that date, and (2) the United States dollar value of the euro principal amount of such note, determined on the date you acquired the note based on the United States dollar spot rate for euro in effect on that date. For this purpose, the principal amount of the note is your purchase price for the note in euro. Any such gain or loss generally will be treated as ordinary income or loss, and generally will be United States source gain or loss, and generally will not be treated as interest income or expense. The realization of any such gain or loss will be limited to the amount of overall gain or loss realized by you on the disposition of the note.

Non-U.S. Holders

The following summary applies to you if you are a beneficial owner of a note or notes and you are neither a United States holder (as defined above) nor a partnership (or an entity or arrangement classified as a partnership for United States federal income tax purposes ) (a “non-U.S. holder”). An individual may, subject to exceptions, be deemed to be a resident alien, as opposed to a non-resident alien, by among other ways, being present in the United States:

•	on at least 31 days in the calendar year, and

•	for an aggregate of at least 183 days during a three-year period ending in the current calendar year, counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year.

Resident aliens are subject to United States federal income tax as if they were United States citizens.

United States Federal Withholding Tax

Under current United States federal income tax laws, and subject to the discussion below, United States federal withholding tax will not apply to payments by us or any paying agent of ours (in its capacity as such) of principal of and interest on your notes under the “portfolio interest” exception of the Internal Revenue Code, provided that in the case of interest:

•	you do not, directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Internal Revenue Code and the Treasury regulations thereunder;

•	you are not (i) a controlled foreign corporation for United States federal income tax purposes that is related, directly or indirectly, to us through sufficient stock ownership (as provided in the Internal Revenue Code), or (ii) a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code;

•	such interest is not effectively connected with your conduct of a United States trade or business; and

•	you provide a signed written statement on an IRS Form W-8 BEN (or other applicable form), which can reliably be related to you, certifying under penalties of perjury that you are not a United States person within the meaning of the Internal Revenue Code and providing your name and address to:

(A)	us or any paying agent of ours; or

(B)	a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds your notes on your behalf and that certifies to us or any paying agent of ours under penalties of perjury that it, or the bank or financial institution between it and you, has received from you your signed written statement and provides us or any paying agent of ours with a copy of this statement.

The applicable Treasury regulations provide alternative methods for satisfying the certification requirement described in this section. In addition, under these regulations, special rules apply to pass-through entities and this certification requirement may also apply to beneficial owners of pass-through entities.

If you cannot satisfy the requirements of the “portfolio interest” exception described above, payments of interest made to you will be subject to 30% United States federal withholding tax unless you provide us or any paying agent of ours with a properly executed (1) IRS Form W-8ECI (or other applicable form) stating that interest paid on your notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States, or (2) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in this withholding tax under an applicable income tax treaty.

United States Federal Income Tax

Except for the possible application of United States federal withholding tax (see “United States Federal Tax Considerations—Non-U.S. Holders—United States Federal Withholding Tax” above) and backup withholding tax (see “United States Federal Tax Considerations—Backup Withholding and Information Reporting” below), you generally will not have to pay United States federal income tax on payments of principal of and interest on your notes, or on any gain realized from (or accrued interest treated as received in connection with) the sale, redemption, retirement at maturity or other disposition of your notes unless:

•	in the case of interest payments or disposition proceeds representing accrued interest, you cannot satisfy the requirements of the “portfolio interest” exception described above (and your United States federal income tax liability has not otherwise been fully satisfied through the United States federal withholding tax described above);

•	in the case of gain, you are an individual who is present in the United States for 183 days or more during the taxable year of the sale or other disposition of your notes, and specific other conditions are met (in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by United States source capital losses, generally will be subject to a flat 30% United States federal income tax, even though you are not considered a resident alien under the Internal Revenue Code); or

•	the interest or gain is effectively connected with your conduct of a United States trade or business, and, if required by an applicable income tax treaty, is attributable to a United States “permanent establishment” maintained by you.

If you are engaged in a trade or business in the United States and interest or gain in respect of your notes is effectively connected with the conduct of your trade or business (and, if required by an applicable income tax treaty, is attributable to a United States “permanent establishment” maintained by you), the interest or gain generally will be subject to United States federal income tax on a net basis at the regular graduated rates and in the manner applicable to a United States holder. However, the interest will be exempt from the withholding tax discussed in the preceding paragraphs provided that you provide a properly executed IRS Form W-8ECI on or before any payment date to claim the exemption. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies to you under an applicable United States income tax treaty with your country of residence. For this purpose, you must include interest or gain on your notes in the earnings and profits subject to the branch profits tax if these amounts are effectively connected with the conduct of your United States trade or business.

United States Federal Estate Tax

If you are an individual and are not a United States citizen or a resident of the United States (as specially defined for United States federal estate tax purposes) at the time of your death, your notes will generally not be subject to the United States federal estate tax, unless, at the time of your death:

•	you directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock that is entitled to vote within the meaning of section 871(h)(3) of the Internal Revenue Code and the Treasury regulations thereunder; or

•	your interest on the notes is effectively connected with your conduct of a United States trade or business.

Legislation enacted in 2001 repealed the estate tax for 2010 and provided that the estate tax rules existing prior to the enactment of that 2001 legislation would be reinstated for 2011. Legislation enacted in 2010 amended the estate tax rules for 2011 and 2012. Unless further legislation is enacted, the estate tax rules existing prior to the 2001 legislation will be reinstated in 2013. Prospective purchasers of the notes should consult their own tax advisors regarding the estate tax rules.

Backup Withholding and Information Reporting

Under current Treasury regulations, backup withholding and information reporting will not apply to payments made by us or any paying agent of ours (in its capacity as such) to you if you have provided the required certification that you are a non-U.S. holder as described in “—United States Federal Tax Considerations—Non-U.S. Holders—United States Federal Withholding Tax” above, and provided that neither we nor any paying agent of ours has actual knowledge or reason to know that you are a United States holder (as described in “United States Federal Tax Considerations—United States Holders” above). However, we or any paying agent of ours may be required to report to the Internal Revenue Service and you payments of interest on the notes and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of a treaty or agreement.

The gross proceeds from the disposition of your notes may be subject to information reporting and backup withholding. If you sell your notes outside the United States through a non-United States office of a non-United States broker and the sales proceeds are paid to you outside the United States, then the United States backup withholding and information reporting requirements generally will not apply to that payment. However, United States information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your notes through a non-United States office of a broker that:

•	is a United States person (as defined in the Internal Revenue Code);

•	derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the United States;

•	is a controlled foreign corporation for United States federal income tax purposes; or

•	is a foreign partnership, if at any time during its tax year:

•	one or more of its partners are United States persons who in the aggregate hold more than 50% of the income or capital interests in the partnership; or

•	the foreign partnership is engaged in a United States trade or business;

unless the broker has documentary evidence in its files that you are a non-U.S. person and certain other conditions are met or you otherwise establish an exemption. In circumstances where information reporting by a non-United States office of a broker is required, backup withholding will be required only if the broker has actual knowledge that you are a United States person.

Payments of the proceeds from your disposition of a note made to or through the United States office of a broker is subject to information reporting and backup withholding unless you provide an IRS Form W-8BEN certifying that you are a non-U.S. person or you otherwise establish an exemption from information reporting and backup withholding, provided that the broker does not have actual knowledge or reason to know that you are a United States person or the conditions of any other exemption are not, in fact, satisfied.

You should consult your own tax advisor regarding application of backup withholding in your particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations. Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a refund or a credit against your United States federal income tax liability, provided the required information is timely furnished to the United States Internal Revenue Service.

Foreign Account Tax Compliance Act

Legislation enacted in 2010, when applicable, imposes a withholding tax of 30% on payments of interest on, or gross proceeds from the disposition of, a debt instrument paid after December 31, 2012 to certain non-U.S. entities, including certain foreign financial institutions and investment funds, unless such non-U.S. entity complies with certain reporting requirements regarding its United States account holders and its United States owners. The date for implementation of these rules generally was extended by the IRS to July 1, 2014 for payment of fixed or determinable annual or periodic (FDAP) income, including interest, and to January 1, 2017 for other “withholdable payments,” including payments of gross proceeds. After these dates, payments of interest on, or gross proceeds from the disposition of, debt instruments made to a non-United States entity generally will be subject to the new information reporting regime; however, under recently finalized Treasury regulations, the new withholding obligations will not apply to debt instruments outstanding on January 1, 2014 (and recent IRS guidance would extend this grandfathering provision to debt instruments outstanding on July 1, 2014) that are not significantly modified and deemed reissued for U.S. federal income tax purposes after that date. Accordingly, this withholding will not apply to payments on the notes, or the gross proceeds from the disposition of the notes, unless the notes are significantly modified and deemed reissued for U.S. federal income tax purposes after June 30, 2014. Prospective purchasers of the notes should consult their own tax advisors regarding the effect, if any, of the new withholding and reporting provisions.

European Union Directive on the Taxation of Savings Income

The European Union Council Directive 2003/48/EC regarding the taxation of savings income payments (the “Directive”) obliges a Member State of the European Union (“Member State”) to provide to the tax authorities of another Member State details of payments of interest or other similar income payments made by a person within the jurisdiction of the first Member State to an individual or to certain other persons resident in that other Member State (or of certain payments secured for their immediate benefit). However, Austria and Luxembourg are currently opted out of the reporting requirements and are instead applying a special withholding tax for a transitional period in relation to such payments of interest, deducting tax at rates rising over time to 35 per cent. This transitional period will terminate at the end of the first fiscal year following agreements by certain non European Union countries to the exchange of information relating to such payments.

Also, a number of non European Union countries and certain dependent or associated territories of Member States have adopted similar measures (either provision of information or transitional withholding) in relation to payments of interest or other similar income payments made by a person in that jurisdiction to an individual or to certain other persons in any Member State. The Member States have entered into reciprocal provision of information or transitional special withholding tax arrangements with certain of those dependent or associated territories. These apply in the same way to payments by persons in any Member State to individuals or certain other persons in those territories.

If a payment were to be made or collected through a Member State which has opted for a withholding system and an amount of, or in respect of, tax were to be withheld from that payment, neither the issuer nor any paying agent nor any other person would be obliged to pay Additional Amounts to the holders of the notes or to otherwise compensate the holders of the notes for the reduction in the amounts that they will receive as a result of the imposition of such withholding tax. However, we are required to maintain a paying agent in a Member State that will not be obliged to withhold or deduct tax pursuant to the directive (if such a state exists).

It should be noted that the European Commission has announced proposals to amend the Directive. If implemented, the proposed amendments would, inter alia, extend the scope of the Directive to (i)

payments made through certain intermediate structures (whether or not established in a Member State) for the ultimate benefit of an EU resident individual, and (ii) a wider range of income similar to interest.

UNDERWRITING

We and the underwriters for the offering named below have entered into an underwriting agreement and pricing agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

Underwriters	Principal Amount
Deutsche Bank AG, London Branch	€150,000,000
HSBC Bank plc	150,000,000
Morgan Stanley & Co. International plc	150,000,000
Citigroup Global Markets Limited	37,500,000
Goldman Sachs International	37,500,000
J.P. Morgan Securities plc	37,500,000
Barclays Bank PLC	30,000,000
Merrill Lynch International	30,000,000
Mitsubishi UFJ Securities International plc	30,000,000
RBC Europe Limited	30,000,000
The Royal Bank of Scotland plc	30,000,000
Banco Bilbao Vizcaya Argentaria, S.A.	9,375,000
Credit Suisse Securities (Europe) Limited	9,375,000
ING Bank N.V. Belgian Branch	9,375,000
Wells Fargo Securities, LLC	9,375,000

Total	€750,000,000

The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms of the notes. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters may make a market in the notes after completion of the offering but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters in the foregoing three paragraphs may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

We expect to deliver the notes offered hereby against payment for the notes on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the fifth business day following the date of the pricing of the notes. Under Rule 15c6-1 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing and the succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5 business days, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.

Each underwriter has agreed that it will not offer, sell or deliver any of the notes in any jurisdiction outside the United States except under circumstances that will result in compliance with the applicable laws thereof. Each underwriter has acknowledged that no action has been taken to permit a public offering in any jurisdiction outside the United States where action would be required for such purpose. Accordingly, the notes may not be offered, sold or delivered, directly or indirectly, and neither this document nor any offering circular, prospectus, form of application, advertisement or other offering material may be distributed or published in any country or jurisdiction except under circumstances that will result in compliance with any applicable laws and regulations and the underwriters have represented that all offers, sales and deliveries by them will be made on these terms.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000 (the “FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the lead underwriters for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $175,000.

To the extent any underwriter that is not a U.S.-registered broker-dealer intends to effect sales of notes in the United States, it will do so through one or more U.S.-registered broker-dealers in accordance with the applicable U.S. securities laws and regulations, or foreign non-member brokers or dealers which are not eligible for membership in a U.S. registered securities association which have agreed that in making any sales to purchasers within the United States they will conform to the provisions of NASD Conduct Rules 2420(a) and (b) administered by the Financial Industry Regulatory Authority (FINRA) to the same extent as though they were members of FINRA.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us and our affiliates, for which they received or will receive customary fees and expenses.

The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of our securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in our securities and instruments.

VALIDITY OF THE NOTES

The validity of the notes will be passed upon for us by Kenneth Blackburn, Senior Counsel of The Procter & Gamble Company, and with respect to matters of New York law, Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York. Certain legal matters in connection with the offering will be passed upon for the underwriters by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York. Mr. Blackburn may rely as to matters of New York law upon the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, and Fried, Frank, Harris, Shriver & Jacobson LLP may rely as to matters of Ohio law upon the opinion of Mr. Blackburn. Fried, Frank, Harris, Shriver & Jacobson LLP from time to time performs legal services for us and our subsidiaries.

AVAILABLE INFORMATION

We file reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. Such reports, proxy statements and other information can be inspected and copied at the SEC’s Public Reference Room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. Information relating to the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of the SEC’s Internet site is http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 with respect to the securities that we are offering through this prospectus supplement and the accompanying prospectus. This registration statement, together with all amendments, exhibits and documents incorporated by reference, is referred to as the “registration statement.” This prospectus supplement does not contain all of the information included in the registration statement. Certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. For further information, reference is made to the registration statement.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information in documents that we file with them. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information in documents that we file after the date of this prospectus supplement and before the termination of the offering will automatically update information in this prospectus supplement and the accompanying prospectus.

We incorporate by reference into this prospectus supplement:

•	our Annual Report on Form 10-K for the year ended June 30, 2013 and our Current Report on Form 8-K filed on October 28, 2013, which revises our consolidated financial statements and notes thereto for the years ended June 30, 2013, 2012 and 2011 to revise the segment disclosures for those periods to conform to our new organization structure;

•	our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013;

•	our Current Reports on Form 8-K filed on August 13, 2013, August 15, 2013, October 11, 2013 and October 28, 2013; and

•	any future filings which we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until we sell all of the securities offered by this prospectus supplement and the accompanying prospectus.

PROSPECTUS

The Procter & Gamble Company

Debt Securities

Procter & Gamble International Funding SCA

Debt Securities

fully and unconditionally guaranteed by

The Procter & Gamble Company

The Procter & Gamble Company may, from time to time, sell debt securities in one or more offerings pursuant to this prospectus. Procter & Gamble International Funding SCA may, from time to time, sell in one or more offerings pursuant to this prospectus debt securities fully and unconditionally guaranteed by The Procter & Gamble Company. The specific terms of any securities to be offered will be provided in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

The debt securities may be sold directly or through agents, underwriters or dealers.

Investing in debt securities involves risks. You should consider the risk factors described in any accompanying prospectus supplement or any documents incorporated by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated November 4, 2011.

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, The Procter & Gamble Company may, from time to time, sell in one or more offerings, debt securities. In addition, Procter & Gamble International Funding SCA may, from time to time, sell in one or more offerings, debt securities fully and unconditionally guaranteed by The Procter & Gamble Company.

This prospectus provides you with a general description of the securities that may be offered. Each time securities are sold, a prospectus supplement will be provided that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus.

You should carefully read both this prospectus and any prospectus supplement together with additional information described below under the heading “Where You Can Find More Information.”

In both this prospectus and any accompanying prospectus supplement, unless we otherwise specify or the context otherwise requires, references to:

•	“Procter & Gamble,” “P&G,” the “Company,” “we,” “us,” and “our” are, except as otherwise indicated in the sections captioned “Description of Procter & Gamble Debt Securities” and “Description of PGIF Debt Securities,” to The Procter & Gamble Company and its subsidiaries;

•	“PGIF” are to Procter & Gamble International Funding SCA, an indirect wholly owned finance subsidiary of Procter & Gamble;

•	“fiscal” followed by a specific year are to our fiscal year ended or ending June 30 of that year; and

•	“dollars,” “$,” and “U.S.$” are to United States dollars.

THE PROCTER & GAMBLE COMPANY

The Procter & Gamble Company was incorporated in Ohio in 1905, having been built from a business founded in 1837 by William Procter and James Gamble. Today, the Company manufactures and markets a broad range of consumer products in many countries throughout the world. Our principal executive offices are located at One Procter & Gamble Plaza, Cincinnati, Ohio 45202, and our telephone number is (513) 983-1100.

PROCTER & GAMBLE INTERNATIONAL FUNDING SCA

Procter & Gamble International Funding SCA, a Luxembourg société en commandite par actions, having its registered office at 26, boulevard Royal, L-2449 Luxembourg, registered with the Luxembourg trade and companies register under number B 114 825, is an indirect wholly owned finance subsidiary of Procter & Gamble, which conducts no independent operations other than its financing activities. PGIF’s telephone number is 00-352-22-99-99-5241.

FORWARD-LOOKING STATEMENTS

All statements, other than statements of historical fact included or incorporated by reference in this prospectus, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on financial data, market assumptions and business plans available only as of the time the statements are made, which may become out of date or incomplete. Neither we, nor PGIF assume any obligation to update any forward-looking statement as a result of new information, future events or other factors. Forward-looking statements are inherently uncertain, and investors must recognize that events could differ significantly from our expectations. In addition to the risks and uncertainties noted in this prospectus and the documents incorporated herein by reference, there are certain factors that could cause actual results for any quarter or annual period to differ materially from those anticipated by some of the statements made. These include: (1) the ability to achieve business plans, including growing existing sales and volume profitably despite high levels of competitive activity and an increasing volatile economic environment, especially with respect to the product categories and geographical markets (including developing markets) in which the Company has chosen to focus; (2) the ability to successfully manage ongoing acquisition, divestiture and joint venture activities to achieve the cost and growth synergies in accordance with the stated goals of these transactions without impacting the delivery of base business objectives; (3) the ability to successfully manage ongoing organizational changes designed to support the Company’s growth strategies, while successfully identifying, developing and retaining key employees, especially in key growth markets where the depth of skilled employees is limited; (4) the ability to manage and maintain key customer relationships; (5) the ability to maintain key manufacturing and supply sources (including sole supplier and plant manufacturing sources); (6) the ability to successfully manage regulatory, tax and legal requirements and matters (including product liability, patent, intellectual property, and tax policy), and to resolve pending matters within current estimates; (7) the ability to resolve the pending competition law inquiries in Europe within current estimates; (8) the ability to successfully implement, achieve and sustain cost improvement plans in manufacturing and overhead areas, including the Company’s outsourcing projects; (9) the ability to successfully manage currency (including currency issues in certain countries, such as Venezuela, China and India), debt, interest rate and commodity cost exposures and significant credit or liquidity issues; (10) the ability to manage continued global political and/or economic uncertainty and disruptions, especially in the Company’s significant geographical markets, due to terrorist and other hostile activities or natural disasters (including the civil unrest in the Middle East and the Japan earthquake and tsunami) and/or disruptions to credit markets resulting from a global, regional or national credit crisis; (11) the ability to successfully manage competitive factors, including prices, promotional incentives and trade terms for products; (12) the ability to obtain patents and respond to technological advances attained by competitors and patents granted to competitors; (13) the ability to successfully manage increases in the prices of raw materials used to make the Company’s products; (14) the ability to develop effective sales, advertising and marketing programs; (15) the ability to stay on the leading edge of innovation, maintain a positive reputation on our brands and ensure trademark protection; and (16) the ability to rely on and maintain key information technology systems (including Company and third-party systems) and the security over such systems and the data contained therein. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports incorporated by reference herein.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we will use the net proceeds from the sale of securities offered by this prospectus by Procter & Gamble or PGIF for general corporate purposes.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated.

	Three Months Ended		Year Ended June 30,
	September 30, 2011		2011		2010		2009		2008		2007
Ratio of earnings to fixed charges(1)	16.0	x	15.5	x	13.7	x	10.0	x	9.8	x	10.1	x

(1)	Earnings used to compute this ratio are earnings from operations before income taxes and before fixed charges (excluding interest capitalized during the period) and before adjustments for minority interests in consolidated subsidiaries and after eliminating undistributed earnings of equity method investees. Fixed charges consist of interest expense (including capitalized interest) and one-third of all rent expense (considered representative of the interest factor).

DESCRIPTION OF PROCTER & GAMBLE DEBT SECURITIES

This section describes the general terms and provisions of any debt securities that we may offer in the future. A prospectus supplement relating to a particular series of debt securities will describe the specific terms of that particular series and the extent to which the general terms and provisions apply to that particular series. In this section, references to “Procter & Gamble,” “we,” “our,” or “us” refer solely to The Procter & Gamble Company.

General

We expect to issue the debt securities under an indenture, dated as of September 3, 2009, between us and Deutsche Bank Trust Company Americas, as trustee. We have filed a copy of the indenture as an exhibit to the registration statement of which this prospectus forms a part. The following summaries of various provisions of the indenture are not complete. You should read the indenture for a more complete understanding of the provisions described in this section. The indenture itself, not this description or the description in the prospectus supplement, defines your rights as a holder of debt securities. Parenthetical section and article numbers in this description refer to sections and articles in the indenture.

The debt securities will be unsecured obligations of Procter & Gamble. The indenture does not limit the amount of debt securities that we may issue under the indenture. The indenture provides that we may issue debt securities from time to time in one or more series.

Terms of a Particular Series

Each prospectus supplement relating to a particular series of debt securities will include specific information relating to the offering. This information will include some or all of the following terms of the debt securities of the series:

•	the title of the debt securities;

•	any limit on the total principal amount of the debt securities;

•	the date or dates on which the debt securities will mature;

•	the rate or rates, which may be fixed or variable, at which the debt securities will bear interest, if any, and the date or dates from which interest will accrue;

•	the dates on which interest, if any, will be payable and the regular record dates for interest payments;

•	any mandatory or optional sinking fund or similar provisions;

•	any optional or mandatory redemption provisions, including the price at which, the periods within which, and the terms and conditions upon which we may redeem or repurchase the debt securities;

•	the terms and conditions upon which the debt securities may be repayable prior to final maturity at the option of the holder;

•	the portion of the principal amount of the debt securities that will be payable upon acceleration of maturity, if other than the entire principal amount;

•	provisions allowing us to defease the debt securities or certain restrictive covenants and certain events of default under the indenture;

•	if other than in United States dollars, the currency or currencies, including composite currencies, of payment of principal of and premium, if any, and interest on the debt securities;

•	the U.S. federal income tax consequences and other special considerations applicable to any debt securities denominated in a currency or currencies other than United States dollars;

•	any index used to determine the amount of payments of principal of and premium, if any, and interest, if any, on the debt securities;

•	if the debt securities will be issuable only in the form of a global security as described below, the depository or its nominee with respect to the debt securities and the circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depository or its nominee;

•	any deletions, modifications of or additions to the events of default or covenants contained in the indenture; and

•	any other terms of the debt securities. (Section 301)

Payment of Principal, Premium and Interest

Unless otherwise indicated in the prospectus supplement, principal of and premium, if any, and interest, if any, on the debt securities will be payable, and the debt securities will be exchangeable and transfers of debt securities will be registrable, at the office of the trustee at 60 Wall Street, MSNYC60-2710, New York, New York 10005. At our option, however, payment of interest may be made by:

•	check mailed to the address of the person entitled thereto in whose name the debt security is registered at the close of business on the regular record date at the address in the security register; or

•	wire transfer of immediately available funds to an account specified in writing to us and the trustee from any holder of debt securities prior to the relevant record date. (Sections 301, 305 and 1002)

Any payment of principal and premium, if any, and interest, if any, required to be made on a day that is not a business day need not be made on that day, but may be made on the next succeeding business day with the same force and effect as if made on the non-business day. No interest will accrue for the period from and after the non-business day. (Section 113)

Unless otherwise indicated in the prospectus supplement relating to the particular series of debt securities, we will issue the debt securities only in fully registered form, without coupons, in denominations of $2,000 or any multiple of $1,000. (Section 302) We will not require a service charge for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any transfer or exchange. (Section 305)

Original Issue Discount Securities

Debt securities may be issued under the indenture as original issue discount securities to be offered and sold at a substantial discount from their stated principal amount. An original issue discount security under the indenture includes any security which provides for an amount less than its principal amount to be due and payable upon a declaration of acceleration upon the occurrence of an event of default. In addition, under regulations of the U.S. Treasury Department it is possible that debt securities which are offered and sold at their stated principal amount would, under certain circumstances, be treated as issued at an original issue discount for U.S. federal income tax purposes, and special rules may apply to debt securities which are considered to be issued as “investment units.” U.S. federal income tax consequences and other special considerations applicable to any such original issue discount securities, or other debt securities treated as issued at an original issue discount, and to “investment units” will be described in the applicable prospectus supplement.

Book-Entry Debt Securities

The debt securities of a series may be issued in the form of one or more global securities that will be deposited with a depository or its nominee identified in the prospectus supplement relating to the debt securities. In this case, one or more global securities will be issued in a denomination or total denominations equal to the portion of the total principal amount of outstanding debt securities to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a global security may not be registered for transfer or exchange except as a whole by the depository for the global security to a nominee of the depository and except in the circumstances described in the prospectus supplement relating to the debt securities. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security. (Sections 204 and 305)

Restrictive Covenants

In this section we describe the principal covenants that will apply to the debt securities unless the prospectus supplement for a particular series of debt securities states otherwise. We make use of several defined terms in this section. The definitions for these terms are located at the end of this section under “—Definitions Applicable to Covenants.”

Restrictions on Secured Debt

If we or any Domestic Subsidiary shall incur, issue, assume or guarantee any Debt secured by a Mortgage on any Principal Domestic Manufacturing Property of ours or any Domestic Subsidiary’s or on any shares of stock of any Domestic Subsidiary that owns a Principal Domestic Manufacturing Property, we will secure, or cause such Domestic Subsidiary to secure, the debt securities then outstanding equally and ratably with (or prior to) such Debt. However, we will not be restricted by this covenant if, after giving effect to the particular Debt so secured the total amount of all Debt so secured, together with all Attributable Debt in respect of sale and leaseback transactions involving Principal Domestic Manufacturing Properties, would not exceed 15% of our and our consolidated subsidiaries’ Consolidated Net Tangible Assets.

In addition, the restriction will not apply to, and there shall be excluded in computing secured Debt for the purpose of the restriction, Debt secured by

(1)	with respect to any series of debt securities, Mortgages existing on the date of the original issuance of the debt securities of such series;

(2)	Mortgages on property of, or on any shares of stock of, any corporation existing at the time the corporation becomes a Domestic Subsidiary or at the time it is merged into or consolidated with us or a Domestic Subsidiary;

(3)	Mortgages in favor of us or a Domestic Subsidiary;

(4)	Mortgages in favor of U.S., State or foreign governmental bodies to secure progress or advance payments;

(5)	Mortgages on property or shares of stock existing at the time of their acquisition, including acquisition through merger or consolidation, purchase money Mortgages and construction or improvement cost Mortgages; and

(6)	any extension, renewal or refunding of any Mortgage referred to in the immediately preceding clauses (1) through (5), inclusive. (Section 1004)

The indenture does not restrict the incurrence of unsecured debt by us or our subsidiaries.

Restrictions on Sales and Leasebacks

Neither we nor any Domestic Subsidiary may enter into any sale and leaseback transaction involving any Principal Domestic Manufacturing Property, the completion of construction and commencement of full operation of which has occurred more than 180 days prior to the transaction, unless

•	we or the Domestic Subsidiary could incur a lien on the property under the restrictions described above under “Restrictions on Secured Debt” in an amount equal to the Attributable Debt with respect to the sale and leaseback transaction without equally and ratably securing the debt securities then outstanding, or

•	we, within 180 days, apply to either (or a combination of) the investment in one or more other Principal Domestic Manufacturing Properties or the retirement of our Funded Debt an amount not less than the greater of (1) the net proceeds of the sale of the Principal Domestic Manufacturing Property leased pursuant to such arrangement or (2) the fair market value of the Principal Domestic Manufacturing Property so leased, subject to credits for various voluntary retirements of Funded Debt.

This restriction will not apply to any sale and leaseback transaction

•	between us and a Domestic Subsidiary,

•	between Domestic Subsidiaries, or

•	involving the taking back of a lease for a period of less than three years. (Section 1005)

Definitions Applicable to Covenants

The term “Attributable Debt” means the lesser of (1) the fair market value of the Principal Domestic Manufacturing Property sold and leased back at the time of entering into a sale and leaseback transaction and (2) the total net amount of rent, discounted at 10% per annum compounded annually, required to be paid during the remaining term of any lease.

The term “Consolidated Net Tangible Assets” means our total assets, less net goodwill and other intangible assets, less total current liabilities, all as described on our and our consolidated subsidiaries’ most recent balance sheet and calculated based on positions as reported in our consolidated financial statements in accordance with generally accepted accounting principles.

The term “Debt” means notes, bonds, debentures or other similar evidences of indebtedness for money borrowed.

The term “Domestic Subsidiary” means any of our subsidiaries except a subsidiary which neither transacts any substantial portion of its business nor regularly maintains any substantial portion of its fixed assets within the United States or which is engaged primarily in financing our and our subsidiaries’ operations outside the United States.

The term “Funded Debt” means Debt having a maturity of more than 12 months from its date of creation.

The term “Mortgage” means pledges, mortgages and other liens.

The term “Principal Domestic Manufacturing Property” means any facility (together with the land on which it is erected and fixtures comprising a part of the land) used primarily for manufacturing or processing, located in the United States, owned or leased by us or one of our subsidiaries and having a gross book value in excess of 1.0% of Consolidated Net Tangible Assets. However, the term “Principal Domestic Manufacturing Property” does not include any facility or portion of a facility (1) which is financed by obligations the interest on which is exempt from U.S. federal income tax pursuant to Section 103 of the Internal Revenue Code of 1986, as amended (or any predecessor or successor provision thereof), or (2) which, in the opinion of our board of directors, is not of material importance to the total business conducted by us and our subsidiaries as an entirety. (Section 101)

Events of Default

Any one of the following are events of default under the indenture with respect to debt securities of any series:

(1)	our failure to pay principal of or premium, if any, on any debt security of that series when due;

(2)	our failure to pay any interest on any debt security of that series when due, continued for 30 days;

(3)	our failure to deposit any sinking fund payment, when due, in respect of any debt security of that series;

(4)	our failure to perform any other of our covenants in the indenture which affects or is applicable to the debt securities of that series, other than a covenant included in the indenture solely for the benefit of other series of debt securities, continued for 90 days after written notice as provided in the indenture;

(5)	certain events involving bankruptcy, insolvency or reorganization; and

(6)	any other event of default provided with respect to debt securities of that series. (Section 501)

If an event of default with respect to outstanding debt securities of any series shall occur and be continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount (or, if the debt securities of that series are original issue discount securities, the portion of the principal amount as may be specified in the terms of that series) of all the debt securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in principal amount of the outstanding debt securities of that series may, under some circumstances, rescind and annul the acceleration. (Section 502) For information as to waiver of defaults, see the section below entitled “Modification and Waiver.”

A prospectus supplement relating to each series of debt securities which are original issue discount securities will describe the particular provisions relating to acceleration of the maturity of a portion of the principal amount of such original issue discount securities upon the occurrence of an event of default and its continuation.

During default, the trustee has a duty to act with the required standard of care. Otherwise, the indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders shall have offered to the trustee reasonable indemnity. (Section 603) If the provisions for indemnification of the trustee have been satisfied, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series. (Section 512)

We will furnish to the trustee annually a certificate as to our compliance with all conditions and covenants under the indenture. (Section 1007)

Defeasance

The prospectus supplement will state if any defeasance provision will apply to the debt securities. Defeasance refers to the discharge of some or all of our obligations under the indenture.

Defeasance and Discharge

We will be discharged from any and all obligations in respect of the debt securities of any series if we deposit with the trustee, in trust, money and/or U.S. government securities which through the payment of interest and principal will provide money in an amount sufficient to pay the principal of and premium, if any, and each installment of interest on the debt securities of the series on the dates those payments are due and payable.

If we defease a series of debt securities, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for

•	the rights of holders to receive from the trust funds payment of principal, premium and interest on the debt securities,

•	our obligation to register the transfer or exchange of debt securities of the series,

•	our obligation to replace stolen, lost or mutilated debt securities of the series,

•	our obligation to maintain paying agencies,

•	our obligation to hold monies for payment in trust, and

•	the rights of holders to benefit, as applicable, from the rights, powers, trusts, duties and immunities of the trustee.

We may defease a series of debt securities only if, among other things, we have delivered to the Trustee an opinion of counsel to the effect that we have received from, or there has been published by, the U.S. Internal Revenue Service a ruling to the effect that holders and beneficial owners of the debt securities of the series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred. (Section 403)

Defeasance of Covenants and Events of Default

We may omit to comply with the covenants described above under “Restrictions on Secured Debt” (Section 1004) and “Restrictions on Sales and Leasebacks” (Section 1005), and the failure to comply with these covenants will not be deemed an event of default (Section 501(4)), if we deposit with the trustee, in trust, money and/or U.S. government securities which through the payment of interest and principal will provide money in an amount sufficient to pay the principal of and premium, if any, and each installment of interest on the debt securities of the series on the dates those payments are due and payable. Our obligations under the indenture and the debt securities of the series will remain in full force and effect, other than with respect to the defeased covenants and related events of default.

We may defease the covenants and the related events of default described above only if, among other things, we have delivered to the trustee an opinion of counsel, who may be our employee or counsel, to the effect that the holders and beneficial owners of the debt securities of the series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and defeasance of the covenants and events of default, and the holders and beneficial owners of the debt securities of the series will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit and defeasance had not occurred. (Section 1006)

If we choose covenant defeasance with respect to the debt securities of any series as described above and the debt securities of the series are declared due and payable because of the occurrence of any event of default other than the event of default described in clause (4) under “Events of Default,” the amount of money and U.S. government securities on deposit with the trustee will be sufficient to pay amounts due on the debt securities of the series at the time of their stated maturity. The amount on deposit with the trustee may not be sufficient to pay amounts due on the debt securities of the series at the time of the acceleration resulting from the event of default. However, we will remain liable for these payments.

Modification and Waiver

Procter & Gamble and the trustee may make modifications of and amendments to the indenture if the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modification or amendment consent to the modification or amendment.

However, the consent of the holder of each debt security affected will be required for any modification or amendment that

•	changes the stated maturity of the principal of, or any installment of principal of or interest on, any debt security,

•	reduces the principal amount of, or the premium, if any, or interest, if any, on, any debt security,

•	reduces the amount of principal of an original issue discount security payable upon acceleration of the maturity of the security,

•	changes the place or currency of payment of principal of, or premium, if any, or interest, if any, on, any debt security,

•	impairs the right to institute suit for the enforcement of any payment on any debt security, or

•	reduces the percentage in principal amount of debt securities of any series necessary to modify or amend the indenture or to waive compliance with various provisions of the indenture or to waive various defaults. (Section 902)

Without the consent of any holder of debt securities, we and the trustee may make modifications or amendments to the indenture in order to

•	evidence the succession of another person to us and the assumption by that person of the covenants in the indenture,

•	add to the covenants for the benefit of the holders,

•	add additional events of default,

•	permit or facilitate the issuance of securities in bearer form or uncertificated form,

•	add to, change, or eliminate any provision of the indenture in respect of a series of debt securities to be created in the future,

•	secure the securities as required by “—Restrictive Covenants—Restrictions on Secured Debt,”

•	establish the form or terms of securities of any series,

•	evidence the appointment of a successor trustee, or

•	cure any ambiguity, correct or supplement any provision which may be inconsistent with another provision, or make any other provision, provided that any action may not adversely affect the interests of holders of debt securities in any material respect. (Section 901)

The holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive compliance by us with various restrictive provisions of the indenture. (Section 1008)

The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive any past default with respect to that series, except

•	a default in the payment of the principal of or premium, if any, or interest on any debt security of that series, or

•	a default in respect of a provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of that series that would be affected. (Section 513)

Consolidation, Merger and Sale of Assets

If the conditions below are met, we may, without the consent of any holders of outstanding debt securities:

•	consolidate or merge with or into another entity, or

•	transfer or lease our assets as an entirety to another entity.

We have agreed that we will engage in a consolidation, merger or transfer or lease of assets as an entirety only if

•	either we are the surviving entity or the entity formed by the consolidation or into which we are merged or which acquires or leases our assets is a corporation, partnership, limited liability company or trust organized and existing under the laws of any United States jurisdiction and assumes our obligations on the debt securities and under the indenture,

•	after giving effect to the transaction no event of default would have happened and be continuing, and

•	various other conditions are met. (Article Eight)

Regarding the Trustee

Deutsche Bank Trust Company Americas is the trustee under the indenture, and also serves as trustee under the indenture relating to the debt securities of PGIF. In addition, affiliates of Deutsche Bank Trust Company Americas may perform various commercial banking and investment banking services for Procter & Gamble and its subsidiaries from time to time in the ordinary course of business.

DESCRIPTION OF PGIF DEBT SECURITIES

This section describes the general terms and provisions of any debt securities that PGIF may offer in the future. A prospectus supplement relating to a particular series of debt securities will describe the specific terms of that particular series and the extent to which the general terms and provisions apply to that particular series. In this section, references to “PGIF,” “we,” “our” or “us” refer solely to Procter & Gamble International Funding SCA, and references to “Procter & Gamble” refer to The Procter & Gamble Company.

General

We expect to issue the debt securities under an indenture, dated as of September 3, 2009, among PGIF, as issuer, Procter & Gamble, as guarantor and Deutsche Bank Trust Company Americas, as trustee. We have filed a copy of the indenture as an exhibit to the registration statement of which this prospectus forms a part. The following summaries of various provisions of the indenture are not complete. You should read the indenture for a more complete understanding of the provisions described in this section. The indenture itself, not this description or the description in the prospectus supplement, defines your rights as a holder of debt securities. Parenthetical section and article numbers in this description refer to sections and articles in the indenture.

The debt securities will be unsecured obligations of PGIF and will be fully and unconditionally guaranteed by The Procter & Gamble Company. The indenture does not limit the amount of debt securities that we may issue under the indenture. The indenture provides that we may issue debt securities from time to time in one or more series.

Terms of a Particular Series

Each prospectus supplement relating to a particular series of debt securities will include specific information relating to the offering. This information will include some or all of the following terms of the debt securities of the series:

•	the title of the debt securities;

•	any limit on the total principal amount of the debt securities;

•	the date or dates on which the debt securities will mature;

•	the rate or rates, which may be fixed or variable, at which the debt securities will bear interest, if any, and the date or dates from which interest will accrue;

•	the dates on which interest, if any, will be payable and the regular record dates for interest payments;

•	any mandatory or optional sinking fund or similar provisions;

•	any optional or mandatory redemption provisions, including the price at which, the periods within which, and the terms and conditions upon which we may redeem or repurchase the debt securities;

•	the terms and conditions upon which the debt securities may be repayable prior to final maturity at the option of the holder;

•	the portion of the principal amount of the debt securities that will be payable upon acceleration of maturity, if other than the entire principal amount;

•	provisions allowing us to defease the debt securities or certain restrictive covenants and certain events of default under the indenture;

•	if other than in United States dollars, the currency or currencies, including composite currencies, of payment of principal of and premium, if any, and interest on the debt securities;

•	the U.S. federal income tax consequences and other special considerations applicable to any debt securities denominated in a currency or currencies other than United States dollars;

•	any index used to determine the amount of payments of principal of and premium, if any, and interest, if any, on the debt securities;

•	whether the debt securities will be guaranteed by any person and, if so, the identity of the person and the terms and conditions upon which the debt securities will be guaranteed;

•	if the debt securities will be issuable only in the form of a global security as described below, the depository or its nominee with respect to the debt securities and the circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depository or its nominee;

•	any deletions, modifications of or additions to the events of default or covenants contained in the indenture; and

•	any other terms of the debt securities. (Section 301)

Payment of Principal, Premium and Interest

Unless otherwise indicated in the prospectus supplement, principal of and premium, if any, and interest, if any, on the debt securities will be payable, and the debt securities will be exchangeable and transfers of debt securities will be registrable, at the office of the trustee at 60 Wall Street, MSNYC60-2710, New York, New York 10005. At our option, however, payment of interest may be made by:

•	check mailed to the address of the person entitled thereto in whose name the debt security is registered at the close of business on the regular record date at the address in the security register; or

•	wire transfer of immediately available funds to an account specified in writing to us and the trustee from any holder of debt securities prior to the relevant record date. (Sections 301, 305 and 1002)

Any payment of principal and premium, if any, and interest, if any, required to be made on a day that is not a business day need not be made on that day, but may be made on the next succeeding business day with the same force and effect as if made on the non-business day. No interest will accrue for the period from and after the non-business day. (Section 113)

Unless otherwise indicated in the prospectus supplement relating to the particular series of debt securities, we will issue the debt securities only in fully registered form, without coupons, in denominations of $2,000 or any multiple of $1,000. (Section 302) We will not require a service charge for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any transfer or exchange. (Section 305)

Guarantee

Procter & Gamble will fully and unconditionally guarantee the due and punctual payment of principal of and premium, if any, and interest on the debt securities on a senior unsecured basis, when and as the same become due and payable, whether on a maturity date, by declaration or acceleration, upon redemption, repurchase or otherwise, and all other obligations of PGIF under the indenture.

Original Issue Discount Securities

Debt securities may be issued under the indenture as original issue discount securities to be offered and sold at a substantial discount from their stated principal amount. An original issue discount security under the indenture includes any security which provides for an amount less than its principal amount to be due and payable upon a declaration of acceleration upon the occurrence of an event of default. In addition, under regulations of the U.S. Treasury Department it is possible that debt securities which are offered and sold at their stated principal amount would, under certain circumstances, be treated as issued at an original issue discount for federal income tax purposes, and special rules may apply to debt securities which are considered to be issued as “investment units.” Federal income tax consequences and other special considerations applicable to any such original issue discount securities, or other debt securities treated as issued at an original issue discount, and to “investment units” will be described in the applicable prospectus supplement.

Additional Amounts

All payments made by PGIF under or with respect to the debt securities will be made free and clear of and without withholding or deduction for or on account of any present or future taxes, duties, levies, imposts, assessments or other governmental charges of whatever nature imposed or levied by or on behalf of Luxembourg (or any political subdivision or taxing authority thereof or therein) and any interest, penalties and other liabilities with respect thereto (hereinafter collectively, “Taxes”) unless PGIF is required to withhold or deduct Taxes by law (including any law or directive of the European Union) or by the interpretation or administration thereof. In the event that PGIF is required to so withhold or deduct any amount for or on account of any Taxes from any payment under or with respect to the debt securities PGIF will pay such additional amounts (referred to herein as “Additional Amounts”) as may be necessary so that the net amount (including Additional Amounts) received by each holder of the debt securities after such withholding or deduction will equal the amount that such holder would have received if such Taxes had not been required to be withheld or deducted; provided, however, that PGIF will not be required to pay any such Additional Amounts with respect to any payment to a holder of a debt security for or on account of:

(a) any Taxes that would not have been so imposed, deducted or withheld but for the existence of any present or former personal or business connection between such holder or the beneficial owner of such debt security, as the case may be, and Luxembourg (or any political subdivision or taxing authority thereof or therein) other than the mere receipt of such payment or the ownership or holding of such debt security;

(b) any estate, inheritance, net wealth, gift, sales, value added, transfer, stamp, excise or personal property tax or any similar Taxes;

(c) any Taxes that are payable otherwise than by withholding or deduction from a payment to such holder or the beneficial owner of such debt security;

(d) any Taxes imposed, deducted or withheld as a result of the failure of such holder or the beneficial owner of such debt security to duly and timely comply with any applicable certification, information, identification, documentation or other reporting requirements concerning the nationality, residence, identity or connection with Luxembourg (or any political subdivision or taxing authority thereof or therein) of such holder or the beneficial owner of such debt security, as the case may be, or to make any valid or timely declaration or similar claim, if such compliance or such declaration or similar claim is required by a statute, treaty, regulation or administrative practice of Luxembourg (or any political subdivision or taxing authority thereof or therein) as a precondition to relief or exemption from all or part of such Taxes;

(e) any Taxes which would not have been so imposed, deducted or withheld but for the presentation of such debt security for payment on a date more than 10 days after the date on which such payment became due and payable or the date on which payment is duly provided for, whichever occurs later;

(f) any Taxes required to be withheld pursuant to a law in effect as of the date hereof, including any withholding under the European Council Directive 2003/48/EC or any other Directive on the taxation of savings implementing the conclusions of the ECOFIN council meeting of 26th-27th November, 2000, or any law implementing or complying with, or introduced in order to conform to, such Directive;

(g) any Taxes required to be deducted or withheld by any paying agent from any payment in respect of such debt security if such payment could be made without such withholding by at least one other paying agent;

(h) any Taxes imposed on or deducted or withheld from a payment to such holder or the beneficial owner of such debt security that is not the sole beneficial owner of such debt security or is a fiduciary, partnership, limited liability company or other similar entity, but only to the extent that a beneficial owner of such debt security, a beneficiary or settlor with respect to such fiduciary or member of such partnership, limited liability company or similar entity would not have been entitled to the payment of Additional Amounts had such beneficial owner, settlor, beneficiary or member received directly its beneficial or distributive share of such payment; or

(i) any combination of (a), (b), (c), (d), (e), (f), (g) and (h) above.

PGIF will also make any applicable withholding or deduction and remit the full amount deducted or withheld to the relevant taxing authority in accordance with applicable law. PGIF will furnish to the trustee, within 30 days after the date the payment of any Taxes deducted or withheld is due pursuant to applicable law, certified copies of tax receipts evidencing payment of such Taxes or, if such tax receipts are not reasonably available to PGIF, such other documentation reasonably acceptable to the trustee evidencing such payment by PGIF.

PGIF will pay any issue, registration, documentation, stamp or other similar taxes or duties imposed by Luxembourg (or any political subdivision or taxing authority thereof or therein) in connection with the execution, delivery, payment or performance of the indenture, the debt securities or the guarantee and shall indemnify each holder and beneficial owner of the debt securities for all liabilities arising from any failure to pay, or delay in paying, such taxes or duties.

Redemption for Changes in Withholding Taxes

The debt securities also may be redeemed at the option of PGIF, in whole but not in part, at a redemption price equal to 100% of the principal amount of the debt securities to be redeemed, together with interest accrued and unpaid to the date fixed for redemption, at any time, on giving not less than 30 nor more than 60 days’ notice (which notice shall be irrevocable), if (a) PGIF has or will become obligated to pay Additional Amounts as a result of any change in or amendment to the laws, treaties, regulations or rulings of Luxembourg or any political subdivision or any taxing authority thereof or therein affecting taxation, or any change in or amendment to an official application, interpretation, administration or enforcement of such laws, treaties, regulations or rulings (including a holding by a court of competent jurisdiction), which change or amendment becomes effective on or after the date specified in the prospectus supplement or (b) any action shall have been taken by any taxing authority, or any action has been brought in a court of competent jurisdiction, in Luxembourg or any political subdivision or taxing authority thereof or therein, including any of those actions specified in (a) above (whether or not such action was taken or brought with respect to PGIF) or any change, clarification, amendment, application or interpretation of such laws, treaties, regulations or rulings shall be officially proposed, in any case on or after the date specified in the prospectus supplement, which results in a substantial likelihood that PGIF will be required to pay Additional Amounts on the next interest payment date; provided, however, that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which PGIF would be, in the case of a redemption for the reasons specified in (a) above, or there would be a substantial likelihood that PGIF would be, in the case of a redemption for the reasons specified in (b) above, obligated to pay such Additional Amounts if a payment in respect of the debt securities were then due. Prior to the publication of any notice of redemption pursuant to this paragraph, PGIF shall deliver to the trustee a certificate signed by a duly authorized officer of PGIF stating that PGIF is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent of the right of PGIF so to redeem have occurred.

Book-Entry Debt Securities

The debt securities of a series may be issued in the form of one or more global securities that will be deposited with a depository or its nominee identified in the prospectus supplement relating to the debt securities. In this case, one or more global securities will be issued in a denomination or total denominations equal to the portion of the total principal amount of outstanding debt securities to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a global security may not be registered for transfer or exchange except as a whole by the depository for the global security to a nominee of the depository and except in the circumstances described in the prospectus supplement relating to the debt securities. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security. (Sections 204 and 305)

Restrictive Covenants

In this section we describe the principal covenants that will apply to the debt securities unless the prospectus supplement for a particular series of debt securities states otherwise. We make use of several defined terms in this section. The definitions for these terms are located at the end of this section under “—Definitions Applicable to Covenants.”

Restrictions on Secured Debt

If Procter & Gamble or any Domestic Subsidiary shall incur, issue, assume or guarantee any Debt secured by a Mortgage on any Principal Domestic Manufacturing Property of Procter & Gamble’s or any Domestic Subsidiary’s or on any shares of stock of any Domestic Subsidiary that owns a Principal Domestic Manufacturing Property, we will cause Procter & Gamble or such Domestic Subsidiary to secure the debt securities then outstanding and/or the Procter & Gamble guarantee of the debt securities then outstanding, as the case may be, equally and ratably with (or prior to) such Debt. However, this restriction will not apply if, after giving effect to the particular Debt so secured the total amount of all Debt so secured, together with all Attributable Debt in respect of sale and leaseback transactions involving Principal Domestic Manufacturing Properties, would not exceed 15% of Procter & Gamble’s and its consolidated subsidiaries’ Consolidated Net Tangible Assets.

In addition, the restriction will not apply to, and there shall be excluded in computing secured Debt for the purpose of the restriction, Debt secured by

(1)	with respect to any series of debt securities, Mortgages existing on the date of the original issuance of the debt securities of such series;

(2)	Mortgages on property of, or on any shares of stock of, any corporation existing at the time the corporation becomes a Domestic Subsidiary or at the time it is merged into or consolidated with Procter & Gamble or a Domestic Subsidiary;

(3)	Mortgages in favor of Procter & Gamble or a Domestic Subsidiary;

(4)	Mortgages in favor of U.S., State or foreign governmental bodies to secure progress or advance payments;

(5)	Mortgages on property or shares of stock existing at the time of their acquisition, including acquisition through merger or consolidation, purchase money Mortgages and construction or improvement cost Mortgages; and

(6)	any extension, renewal or refunding of any Mortgage referred to in the immediately preceding clauses (1) through (5), inclusive. (Section 1004)

The indenture does not restrict the incurrence of unsecured debt by us or the incurrence of unsecured debt by Procter & Gamble or its other subsidiaries.

Restrictions on Sales and Leasebacks

Neither Procter & Gamble nor any Domestic Subsidiary may enter into any sale and leaseback transaction involving any Principal Domestic Manufacturing Property, the completion of construction and commencement of full operation of which has occurred more than 180 days prior to the transaction, unless

•	Procter & Gamble or the Domestic Subsidiary could incur a lien on the property under the restrictions described above under “Restrictions on Secured Debt” in an amount equal to the Attributable Debt with respect to the sale and leaseback transaction without equally and ratably securing the debt securities then outstanding or

•	within 180 days, Procter & Gamble applies to either (or a combination of) the investment in one or more other Principal Domestic Manufacturing Properties or the retirement of Funded Debt of Procter & Gamble an amount not less than the greater of (1) the net proceeds of the sale of the Principal Domestic Manufacturing Property leased pursuant to such arrangement or (2) the fair market value of the Principal Domestic Manufacturing Property so leased, subject to credits for various voluntary retirements of Funded Debt of Procter & Gamble.

This restriction will not apply to any sale and leaseback transaction

•	between Procter & Gamble and a Domestic Subsidiary,

•	between Domestic Subsidiaries or

•	involving the taking back of a lease for a period of less than three years. (Section 1005)

PGIF

PGIF may not engage in any business activities other than those related to (a) financing the business and operations of Procter & Gamble or any of its subsidiaries, (b) the establishment and maintenance of its existence, and (c) any activities related or ancillary thereto or necessary in connection therewith.

Definitions Applicable to Covenants

The term “Attributable Debt” means the lesser of (1) the fair market value of the Principal Domestic Manufacturing Property sold and leased back at the time of entering into a sale and leaseback transaction and (2) the total net amount of rent, discounted at 10% per annum compounded annually, required to be paid during the remaining term of any lease.

The term “Consolidated Net Tangible Assets” means Procter & Gamble’s total assets, less net goodwill and other intangible assets, less total current liabilities, all as described on Procter & Gamble’s and its consolidated subsidiaries’ most recent balance sheet and calculated based on positions as reported in Procter & Gamble’s consolidated financial statements in accordance with generally accepted accounting principles.

The term “Debt” means notes, bonds, debentures or other similar evidences of indebtedness for money borrowed.

The term “Domestic Subsidiary” means any subsidiary of Procter & Gamble except (i) PGIF and (ii) a subsidiary which neither transacts any substantial portion of its business nor regularly maintains any substantial portion of its fixed assets within the United States or which is engaged primarily in financing Procter & Gamble and Procter & Gamble’s subsidiaries’ operations outside the United States.

The term “Funded Debt” means Debt having a maturity of more than 12 months from its date of creation.

The term “Mortgage” means pledges, mortgages and other liens.

The term “Principal Domestic Manufacturing Property” means any facility (together with the land on which it is erected and fixtures comprising a part of the land) used primarily for manufacturing or processing, located in the United States, owned or leased by Procter & Gamble or one of its subsidiaries and having a gross book value in excess of 1.0% of Consolidated Net Tangible Assets. However, the term “Principal Domestic Manufacturing Property” does not include any facility or portion of a facility (1) which is financed by obligations the interest on which is exempt from U.S. federal income tax pursuant to Section 103 of the Internal Revenue Code of 1986, as amended (or any predecessor or successor provision thereof), or (2) which, in the opinion of the board of directors of Procter & Gamble, is not of material importance to the total business conducted by Procter & Gamble and its subsidiaries as an entirety. (Section 101)

Events of Default

Any one of the following are events of default under the indenture with respect to each series of debt securities:

(1)	the failure to pay principal of or premium, if any, on any debt security of that series when due;

(2)	the failure to pay any interest on any debt security of that series when due, continued for 30 days;

(3)	the failure to deposit any sinking fund payment, when due, in respect of any debt security of that series;

(4)	the failure by us or Procter & Gamble to perform any other of the covenants in the indenture which affects or is applicable to the debt securities of that series, other than a covenant included in the indenture solely for the benefit of other series of debt securities, continued for 90 days after written notice as provided in the indenture;

(5)	release of Procter & Gamble from its obligations in respect of its guarantee of any debt security of that series;

(6)	certain events involving bankruptcy, insolvency or reorganization of us or Procter & Gamble; and

(7)	any other event of default provided with respect to debt securities of that series. (Section 501)

If an event of default with respect to outstanding debt securities of any series shall occur and be continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount (or, if the debt securities of that series are original issue discount securities, the portion of the principal amount as may be specified in the terms of that series) of all the debt securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in principal amount of the outstanding debt securities of that series may, under some circumstances, rescind and annul the acceleration. (Section 502) For information as to waiver of defaults, see the section below entitled “Modification and Waiver.”

A prospectus supplement relating to each series of debt securities which are original issue discount securities will describe the particular provisions relating to acceleration of the maturity of a portion of the principal amount of such original issue discount securities upon the occurrence of an event of default and its continuation.

During a default, the trustee has a duty to act with the required standard of care. Otherwise, the indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders shall have offered to the trustee reasonable indemnity. (Section 603) If the provisions for indemnification of the trustee have been satisfied, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series. (Section 512)

We and Procter & Gamble will furnish to the trustee annually a certificate as to the compliance by us and Procter & Gamble with all conditions and covenants under the indenture. (Section 1007)

Defeasance

The prospectus supplement will state if any defeasance provision will apply to the debt securities. Defeasance refers to the discharge of some or all of our obligations under the indenture and Procter & Gamble’s obligations in respect of its guarantee of the debt securities.

Defeasance and Discharge

We will be discharged from any and all obligations in respect of the debt securities of any series, and Procter & Gamble will be discharged from any and all obligations in respect of its guarantee of the debt securities of any series, if we or Procter & Gamble deposit with the trustee, in trust, money and/or U.S. government securities which through the payment of interest and principal will provide money in an amount sufficient to pay the principal of and premium, if any, and each installment of interest on the debt securities of the series on the dates those payments are due and payable.

If a series of debt securities is defeased, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for

•	the rights of holders to receive from the trust funds payment of principal, premium and interest on the debt securities,

•	the rights of holders to receive any Additional Amounts,

•	the obligation to register the transfer or exchange of debt securities of the series,

•	the obligation to replace stolen, lost or mutilated debt securities of the series,

•	the obligation to maintain paying agencies,

•	the obligation to hold monies for payment in trust, and

•	the rights of holders to benefit, as applicable, from the rights, powers, trusts, duties and immunities of the trustee.

A series of debt securities may be defeased only if, among other things, we have delivered to the Trustee an opinion of counsel to the effect that we have received from, or there has been published by, the Internal Revenue Service a ruling to the effect that holders and beneficial owners of the debt securities of the series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred. (Section 403)

Defeasance of Covenants and Events of Default

We and Procter & Gamble may omit to comply with the covenants described above under “Restrictions on Secured Debt” (Section 1004) and “Restrictions on Sales and Leasebacks” (Section 1005), and the failure to comply with these covenants will not be deemed an event of default (Section 501(4)), if we or Procter & Gamble deposit with the trustee, in trust, money and/or U.S. government securities which through the payment of interest and principal will provide money in an amount sufficient to pay the principal of and premium, if any, and each installment of interest on the debt securities of the series on the dates those payments are due and payable. Our obligations under the indenture and the debt securities of the series, and Procter & Gamble’s obligations in respect of its guarantee of the debt securities of the series, will remain in full force and effect, other than with respect to the defeased covenants and related events of default.

The covenants and the related events of default described above may be defeased only if, among other things, we have delivered to the trustee an opinion of counsel, who may be our employee or counsel, to the effect that the holders and beneficial owners of the debt securities of the series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and defeasance of the covenants and events of default, and the holders and beneficial owners of the debt securities of the series will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit and defeasance had not occurred. (Section 1006)

If we choose covenant defeasance with respect to the debt securities of any series as described above and the debt securities of the series are declared due and payable because of the occurrence of any event of default other than the event of default described in clause (4) under “Events of Default,” the amount of money and U.S. government securities on deposit with the trustee will be sufficient to pay amounts due on the debt securities of the series at the time of their stated maturity. The amount on deposit with the trustee may not be sufficient to pay amounts due on the debt securities of the series at the time of the acceleration resulting from the event of default. However, we and Procter & Gamble will remain liable for these payments.

Modification and Waiver

PGIF, Procter & Gamble and the trustee may make modifications of and amendments to the indenture if the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modification or amendment consent to the modification or amendment.

However, the consent of the holder of each debt security affected will be required for any modification or amendment that

•	changes the stated maturity of the principal of, or any installment of principal of or interest on, any debt security,

•	reduces the principal amount of, or the premium, if any, or interest, if any, on, any debt security,

•	reduces the amount of principal of an original issue discount security payable upon acceleration of the maturity of the security,

•	changes the place or currency of payment of principal of, or premium, if any, or interest, if any, on, any debt security,

•	releases Procter & Gamble from its obligation in respect of the guarantee of any debt security,

•	impairs the right to institute suit for the enforcement of any payment on any debt security, or

•	reduces the percentage in principal amount of debt securities of any series necessary to modify or amend the indenture or to waive compliance with various provisions of the indenture or to waive various defaults. (Section 902)

Without the consent of any holder of debt securities, PGIF, Procter & Gamble and the trustee may make modifications or amendments to the indenture in order to

•	evidence the succession of another person to us or Procter & Gamble, as the case may be, and the assumption by that person of the covenants in the indenture,

•	add to the covenants for the benefit of the holders,

•	add additional events of default,

•	permit or facilitate the issuance of securities in bearer form or uncertificated form,

•	add to, change, or eliminate any provision of the indenture in respect of a series of debt securities to be created in the future,

•	secure the securities or the Procter & Gamble guarantee of the securities as required by “—Restrictive Covenants—Restrictions on Secured Debt,”

•	establish the form or terms of securities of any series,

•	evidence the appointment of a successor trustee, or

•	cure any ambiguity, correct or supplement any provision which may be inconsistent with another provision, or make any other provision, provided that any action may not adversely affect the interests of holders of debt securities in any material respect. (Section 901)

The holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive compliance by us or Procter & Gamble with various restrictive provisions of the indenture. (Section 1008)

The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive any past default with respect to that series, except

•	a default in the payment of the principal of or premium, if any, or interest on any debt security of that series, or

•	a default in respect of a provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of that series that would be affected. (Section 513)

Consolidation, Merger and Sale of Assets

If the conditions below are met, PGIF and Procter & Gamble, as the case may be, may, without the consent of any holders of outstanding debt securities:

•	consolidate or merge with or into another entity, or

•	transfer or lease their assets as an entirety to another entity.

PGIF may engage in a consolidation, merger or transfer or lease of assets as an entirety only if

•	either PGIF is the surviving entity or the entity formed by the consolidation or into which we are merged or which acquires or leases our assets is either Procter & Gamble or a corporation,

partnership, limited liability company, or trust wholly owned by Procter & Gamble and organized and existing under the laws of any United States jurisdiction or any member country of the European Union and assumes our obligations on the debt securities and under the indenture,

•	after giving effect to the transaction no event of default would have happened and be continuing, and

•	various other conditions are met. (Article Eight)

In addition, Procter & Gamble may engage in a consolidation, merger or transfer or lease of assets as an entirety only if

•	either Procter & Gamble is the surviving entity or the entity formed by the consolidation or into which Procter & Gamble is merged or which acquires or leases Procter & Gamble’s assets is a corporation, partnership, limited liability company or trust organized and existing under the laws of any United States jurisdiction and assumes all obligations of Procter & Gamble under the indenture and its guarantee of the debt securities,

•	after giving effect to the transaction no event of default would have happened and be continuing, and

•	various other conditions are met. (Sections 1102 and 1103)

Regarding the Trustee

Deutsche Bank Trust Company Americas is the trustee under the indenture, and also serves as trustee under the indenture relating to the debt securities of Procter & Gamble. In addition, affiliates of Deutsche Bank Trust Company Americas may perform various commercial banking and investment banking services for Procter & Gamble and its subsidiaries from time to time in the ordinary course of business.

PLAN OF DISTRIBUTION

General

We and/or PGIF may sell debt securities in one or more transactions from time to time to or through underwriters, who may act as principals or agents, directly to other purchasers or through agents to other purchasers.

A prospectus supplement relating to a particular offering of debt securities may include the following information:

•	the terms of the offering,

•	the names of any underwriters or agents,

•	the purchase price of the securities,

•	the net proceeds from the sale of the securities,

•	any delayed delivery arrangements,

•	any underwriting discounts and other items constituting underwriters’ compensation,

•	any initial public offering price, and

•	any discounts or concessions allowed or reallowed or paid to dealers.

The distribution of the debt securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

Underwriting Compensation

In connection with the sale of debt securities, underwriters may receive compensation from us, PGIF or from purchasers for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell debt securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

Underwriters, dealers and agents that participate in the distribution of debt securities may be deemed to be underwriters under the Securities Act. Any discounts or commissions that they receive from us and/or PGIF and any profit that they receive on the resale of debt securities may be deemed to be underwriting discounts and commissions under the Securities Act. If any entity is deemed an underwriter or any amounts deemed underwriting discounts and commissions, the prospectus supplement will identify the underwriter or agent and describe the compensation received from us and/or PGIF.

Indemnification

We and/or PGIF may enter agreements under which underwriters and agents who participate in the distribution of debt securities may be entitled to indemnification by us and/or PGIF against various liabilities, including liabilities under the Securities Act, and to contribution with respect to payments which the underwriters, dealers or agents may be required to make.

Related Transactions

Various of the underwriters who participate in the distribution of debt securities, and their affiliates, may perform various commercial banking and investment banking services for us and PGIF from time to time in the ordinary course of business.

Delayed Delivery Contracts

We and PGIF may authorize underwriters or other persons acting as our agents to solicit offers by institutions to purchase debt securities from us and/or PGIF pursuant to contracts providing for payment and delivery on a future date. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases we and/or PGIF must approve these institutions. The obligations of any purchaser under any of these contracts will be subject to the condition that the purchase of the debt securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

No Established Trading Market

The debt securities, when first issued, will have no established trading market. Any underwriters or agents to or through whom we and/or PGIF sell debt securities for public offering and sale may make a market in the securities but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the debt securities.

Price Stabilization and Short Positions

If underwriters or dealers are used in the sale, until the distribution of the securities is completed, rules of the Securities and Exchange Commission may limit the ability of any underwriters to bid for and purchase the securities. As an exception to these rules, representatives of any underwriters are permitted to engage in transactions that stabilize the price of the securities. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities. If the underwriters create a short position in the securities in connection with the offering, i.e., if they sell more securities than are set forth on the cover page of the prospectus supplement, the representatives of the underwriters may reduce that short position by purchasing securities in the open market.

We and PGIF make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities. In addition, we and PGIF make no representation that the representatives of any underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

LEGAL OPINIONS

In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplement, the validity of those securities may be passed upon for The Procter & Gamble Company by Kenneth Blackburn, Senior Counsel or any Counsel, Senior Counsel or Associate General Counsel of the Company, for Procter & Gamble International Funding SCA by Arendt & Medernach, Luxembourg counsel for Procter & Gamble and PGIF, and with respect to matters of New York law, by Fried, Frank, Harris, Shriver & Jacobson LLP. In addition, the validity of those securities may be passed upon for any underwriters or agents by Fried, Frank, Harris, Shriver & Jacobson LLP or other counsel for the underwriters. Mr. Blackburn or other counsel for the Company may rely as to matters of New York law upon the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP or other counsel for the underwriters, and may rely as to matters of Luxembourg law upon the opinion of Arendt & Medernach. Fried, Frank, Harris, Shriver & Jacobson LLP or other counsel for the underwriters may rely as to matters of Ohio law upon the opinion of Mr. Blackburn or other counsel for the Company, and may rely as to matters of Luxembourg law upon the opinion of Arendt & Medernach. Fried, Frank, Harris, Shriver & Jacobson LLP performs legal services for Procter  & Gamble and its subsidiaries from time to time.

EXPERTS

The financial statements incorporated in this prospectus by reference from The Procter & Gamble Company’s Annual Report on Form 10-K and the effectiveness of The Procter & Gamble Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Procter & Gamble files annual, quarterly and special reports, proxy statements and other information with the SEC. PGIF does not and will not file separate reports with the SEC. You may read and copy materials that Procter & Gamble has filed with the SEC, including the registration statement, at the following public reference room of the SEC:

100 F Street, N.E.

Washington, DC 20549

Please telephone the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet site at http://www.sec.gov that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC. You may find our reports, proxy statements and other information at this SEC website.

The SEC allows us to “incorporate by reference” into this document the information which Procter & Gamble filed with the SEC. This means that we can disclose important information by referring you to those documents. Any information referred to in this way is considered part of this prospectus from the date we file that document. The information incorporated by reference is an important part of this prospectus and information that Procter & Gamble files later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below:

•	our Annual Report on Form 10-K for the year ended June 30, 2011 (including portions of our Annual Report to Shareholders for the year ended June 30, 2011 incorporated by reference therein);

•	our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2011; and

•	our Current Reports on Form 8-K filed on August 15, 2011 and October 14, 2011.

In addition to the documents listed above, we also incorporate by reference any future filings Procter & Gamble makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities

Exchange Act of 1934 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K) until we and/or PGIF have sold all of the offered securities to which this prospectus relates or the offering is otherwise terminated.

You may request a copy of these filings (other than exhibits, unless that exhibit is specifically incorporated by reference into the filing), at no cost, by writing us at the following address or telephoning us at (513) 983-2414:

The Procter & Gamble Company

Attn: Investor Relations

One Procter & Gamble Plaza

Cincinnati, Ohio 45202

You may also get a copy of these reports from our website at http://www.pg.com. Please note, however, that we have not incorporated any other information by reference from our website, other than the documents listed above.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus or any supplemental prospectus is accurate as of any date other than the date on the front of those documents.

€750,000,000

The Procter & Gamble Company

2.000% Notes due 2021

Joint Book-Running Managers

Deutsche Bank

HSBC

Morgan Stanley

Senior Co-Managers

Citigroup

Goldman Sachs International

J.P. Morgan

Co-Managers

Barclays

BofA Merrill Lynch

Mitsubishi UFJ Securities

RBC Capital Markets

The Royal Bank of Scotland

Banco Bilbao Vizcaya Argentaria, S.A.

Credit Suisse

ING

Wells Fargo Securities

October 29, 2013